Exhibit 2.1
SECURITIES PURCHASE AGREEMENT
by and among
Creazione Estilo, S.A. de C.V., SOFOM, E.N.R.,
Cash America of Mexico, Inc.,
Capital International S.à.r.l.,
St. Claire, S.A. de C.V.,
[***],
[***],
INVECAMEX, S.A. de C.V.
and
Cash America International, Inc.

December 11, 2008
Confidential Treatment Requested by Cash America International, Inc. Confidential portions of this document have been redacted and have been separately filed with the Securities and
Exchange Commission.
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i

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Schedule 1.1(a)	-	Existing Credit Documents
Schedule 1.1(b)	-	Outstanding Obligations
Schedule 1.1(c)	-	Permitted Debt
Schedule 6.1(c)	-	Required Governmental Authorizations and Consents (Purchaser)
Schedule 6.2(c)	-	Required Governmental Authorizations and Consents (Seller Parties)
Schedule 8.9	-	Guarantees

Exhibit A	-	Business Plan
Exhibit B	-	EBITDA Calculation Procedures
Exhibit C	-	Form of Escrow Agreement
Exhibit D	-	Power of Attorney from InverPRGD
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SECURITIES PURCHASE AGREEMENT
     This Securities Purchase Agreement (this “Agreement”), dated as of December 11, 2008, is entered into by and among Creazione Estilo, S.A. de C.V., SOFOM, E.N.R., a Mexican sociedad anónima de capital variable, sociedad financiera de objeto múltiple, entidad no regulada (the “Company”), Cash America of Mexico, Inc., a Delaware corporation (such entity or its designee, the “Purchaser”), Capital International S.à.r.l., a Luxembourg limited liability company (“Capital International”), St. Claire, S.A. de C.V., a Mexican sociedad anónima de capital variable (“St. Claire”), [***], an individual citizen of the United Mexican States (“[***]”), INVECAMEX, S.A. de C.V., a Mexican sociedad anónima de capital variable (the “Minority Securities Owner”), [***], an individual citizen of the United Mexican States (“[***]”; together with Capital International, St. Claire, [***] and the Minority Securities Owner, the “Seller Parties”); and Cash America International, Inc., a Texas corporation (“CAI”).
RECITALS:
     InverPRGD, S.A. de C.V., a Mexican sociedad anónima de capital variable (“InverPRGD”) owns 5,000,000 shares A and 150,010 shares B of the outstanding Securities.
     [***] owns 4,387,050 shares B of the outstanding Securities.
     Together, InverPRGD and [***] own one hundred percent (100%) of the outstanding securities of the Company as of the date of this Agreement.
     The Borrower have simultaneously herewith entered into a loan agreement with CAI (the “Pre-Closing Loan Agreement”), pursuant to which CAI will loan to the Borrower an amount equal to the Outstanding Obligations plus the Loan Prepayment Penalty (collectively, the “Loan Amount”).
     The Borrower will contribute the Loan Amount to the Company in exchange for 14,305,590 shares B of newly issued Securities (the “Option Securities”), which will upon issuance constitute sixty percent (60%) of the outstanding Securities.
     The Borrower will pledge the Option Securities to CAI as security for the obligations of the Borrower under the Pre-Closing Loan Agreement.
     The Company will remit the Loan Amount to the holders or obligees of the Outstanding Obligations.
     The Borrower have granted to the Purchaser an option to acquire the Option Securities (the “Option”).
     Pursuant to a Merger Agreement among the Company, InverPRGD and Capital International (the “Merger Agreement”), (i) InverPRGD will merge with and into the Company (the “Merger”), (ii) the shares of Securities held by InverPRGD immediately prior to the effectiveness of Merger will be cancelled, and (iii) the Company will issue to Capital International and Mario del Olmo (on a pro rata basis according to their respective ownership interests in InverPRGD immediately prior to the effectiveness of the Merger) the same number of shares of Securities as were held by InverPRGD immediately prior to the effectiveness of the Merger.
     Following the Merger, Capital International will cause Mario del Olmo to transfer to Capital International all Securities owned by Mario del Olmo.
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     Following or simultaneously with the completion of the Merger, the Purchaser desires to acquire, and Capital International and [***] desire to sell to the Purchaser, the Final Closing Securities (other than the Minority Securities), which shall as of the Final Closing represent twenty percent (20%) of the equity interests of the Company, in accordance with the provisions of this Agreement.
     The Minority Securities Owner owns one (1) share (the “Minority Securities”) of Grupo Mexicano en Apoyo a la Economia Familiar, S.A. de C.V., SOFOM, E.N.R., a Mexican sociedad anónima de capital variable, sociedad financiera de objeto múltiple, entidad no regulada (“GMAEF”).
     The Minority Securities Owner desires to sell, and the Purchaser desires to purchase, the Minority Securities.
     NOW, THEREFORE, intending to be legally bound and in consideration of the mutual provisions set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE 1
DEFINITIONS AND CONSTRUCTION
     Section 1.1 Definitions. For the purposes of this Agreement and the Ancillary Agreements:
     “Acquired Companies” means the Creazione Companies and InverPRGD.
     “Acquired Companies’ Policies and Procedures” means employee policies, employee procedures, employee handbooks, employee guides or instructions, operations manuals, compliance manuals or programs, software user manuals or any similar documents or written procedures of the Acquired Companies and the Labor Company.
     “Acquired Company Plan” means any employee benefit plan or other plan, agreement or arrangement, for the benefit of any current or former director, officer, employee or consultant of any Acquired Company or the Labor Company, or with respect to which any Acquired Company or the Labor Company has or may have any Liability, including any Contract or arrangement involving direct or indirect compensation or benefits, including insurance coverage, severance or other termination pay or benefits, change in control, retention, performance, holiday pay, vacation pay, fringe benefits, disability benefits, pension, retirement plans, profit sharing, deferred compensation, bonuses, stock options, stock purchase, restricted stock or stock units, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation, maintained or contributed to by any Acquired Company or the Labor Company (or that has been maintained or contributed to in the last six years by any Acquired Company or the Labor Company) for the benefit of any current or former director, officer, employee or consultant of any Acquired Company or the Labor Company, or with respect to which any Acquired Company or the Labor Company has or may have any Liability.
     “Affiliate” means, with respect to a specified Person, a Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the specified Person. In addition to the foregoing, if the specified Person is an individual, the term “Affiliate” also includes (a) the individual’s spouse, (b) the members of the immediate family (including parents, siblings and children) of the individual or of the individual’s spouse and (c) any corporation, limited liability company, general or limited partnership, trust, association or other business or investment entity that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with any of the foregoing individuals. For purposes of this definition, the term “control”
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(including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
     “Agreed Stock Value” means the average per share closing price of CAI’s common stock on the New York Stock Exchange for the twenty (20) trading days immediately preceding the day that is two trading days prior to the date of measurement.
     “Ancillary Agreements” means, collectively, the Escrow Agreement, the Shareholders Agreement, the Non-Competition Agreement, the Pre-Closing Loan Documents, the Merger Agreement, the Option Agreement and each other document or agreement executed and delivered in connection with such documents and/or the Contemplated Transactions.
     “Borrower” means St. Claire.
     “Business Day” means a day, other than a Saturday or a Sunday, on which banks in the State of Texas and in the United Mexican States are permitted or required to remain open.
     “Business Plan” means the business plan accepted and agreed to in writing by the Purchaser and the Final Closing Sellers with respect to the growth of the business of the Acquired Companies for the calendar years 2008 — 2011 and attached as Exhibit A to this Agreement, as such Business Plan may be modified from time to time after the Option Closing as agreed by the board of directors of the Company.
     “CAI Shares” means shares of the $0.10 par value common stock of CAI.
     “Closing” means, as applicable, either or both of the Option Closing and the Final Closing.
     “Closing Date” means, as applicable, either or both of the Option Closing Date and the Final Closing Date.
     “Confidential Information” means any information, in whatever form or medium, concerning the business or affairs of the Acquired Companies, whether before any Closing or as operated by the Purchaser after the Option Closing.
     “Consumer Loans” means all consumer loan accounts and receivables of the Acquired Companies, including, without limitation, pawn loans made by the Acquired Companies to consumers.
     “Contract” means any contract, agreement, lease, sublease, license, sublicense, commitment, understanding, franchise, warranty, guaranty, mortgage, note, bond, option, warrant, right or other instrument or consensual obligation, whether written or oral.
     “Creazione Companies” means the Company and each of its Subsidiaries.
     “Credit Agreement” means that certain Credit Agreement, dated as of August 9, 2007, among the Company, as borrower, Citibank, N.A., as lender, Deutsche Bank Trust Company Americas, as offshore collateral agent, and Deutsche Bank Mexico, S.A., as onshore collateral agent.
     “Customer Receivables” means all customer receivables, including, without limitation, all Consumer Loans of the Acquired Companies.
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     “Data Room” means the electronic data room maintained by the Company on www.datasite.merrillcorp.com and entitled “Pyramid 2008” to which the Purchaser has been given access.
     “Encumbrance” means any charge, claim, mortgage, servitude, easement, right of way, community or other marital property interest, covenant, equitable interest, license, lease or other possessory interest, lien, option, pledge, security interest, preference, priority, right of first refusal, restriction (other than any restriction on transferability imposed by federal or state securities Laws) or other encumbrance of any kind or nature whatsoever (whether absolute or contingent).
     “Environmental Law” means any Law relating to pollutants, contaminants, wastes, chemicals or public health and safety, including, without limitation, the Federal General Law for Ecological Balance and the Protection of the Environment (Ley General del Equilibrio Ecológico y la Protección al Ambiente), and any Law pertaining to (a) treatment, storage, disposal, generation and transportation of Hazardous Material, (b) air, water and noise pollution, (c) groundwater and soil contamination, (d) the release or threatened release into the environment of Hazardous Material, including emissions, discharges, injections, spills, escapes or dumping of Hazardous Material, (e) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of Hazardous Material, (f) underground and other storage tanks or vessels and abandoned, disposed or discarded barrels, containers and other closed receptacles, (g) public health and safety and (h) the protection of wildlife, marine sanctuaries and wetlands, including all endangered and threatened species.
     “Escrow Agent” means the escrow agent named in the Escrow Agreement, or any successor escrow agent thereunder.
     “Escrow Amount” means US$5 million.
     “Existing Credit Documents” means the Credit Agreement and all related documents executed and delivered in connection therewith and listed on Schedule 1.1(a) hereto.
     “Final Closing Securities” means 2,575,005 shares A and 2,193,525 shares B of the Securities, of which 2,575,005 shares A will be as of the Final Closing owned by Capital International and 2,193,525 shares B will be as of the Final Closing owned by [***] (and, taken collectively, such shares owned by Capital International and [***] shall as of the Final Closing constitute at least twenty percent (20%) of the issued and outstanding Securities), and the Minority Securities.
     “Final Closing Sellers” means Capital International, [***] and the Minority Securities Owner.
     “Final Closing Transactions” means the acquisition by the Purchaser of the Final Closing Securities and the other transactions contemplated by this Agreement to occur simultaneous therewith.
     “Financial Statements” means the Creazione Financial Statements and the InverPRGD Financial Statements and the Labor Company Financial Statements.
     “GAAP” means generally accepted accounting principles for financial reporting in Mexico, as in effect as of the date of this Agreement.
     “Governmental Authority” means any (a) federal, state, local, municipal, foreign or other government, (b) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal), (c) multinational organization or (d) body or international organization, exercising, or entitled to exercise,
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any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.
     “Governmental Authorization” means any approval, consent, ratification, waiver, license, permit, registration or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.
     “Hazardous Material” means any waste or other substance that is listed, defined, designated or classified as, or otherwise determined to be, hazardous, radioactive or toxic or a pollutant or a contaminant under any Environmental Law, including any admixture or solution thereof, and including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.
     “Indebtedness” means, with respect to any Person (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments or debt securities and warrants or other rights to acquire any such instruments or securities and (c) all Indebtedness of others referred to in clauses (a) and (b) hereof guaranteed, directly or indirectly, in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered), (iv) to grant an Encumbrance on property owned or acquired by such Person, whether or not the obligation secured thereby has been assumed, or (v) otherwise to assure a creditor against loss.
     “Initial Consideration” means the sum of US$85 million (a portion of which may, in accordance with the terms of this Agreement, be paid in CAI Shares at the Purchaser’s option) plus the amount of the Loan Prepayment Penalty.
     “Interim Balance Sheets” means the Creazione Interim Balance Sheet, the InverPRGD Interim Balance Sheet and the Labor Company Interim Balance Sheet.
     “Judgment” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator.
     “Knowledge” means, with respect to any Seller Party or Acquired Company, the actual knowledge of [***] or [***], or knowledge that [***] or [***] would be expected to acquire after reasonable inquiry.
     “Labor Company” means Huminal, S.A. de C.V., a Mexican sociedad anónima de capital variable.
     “Law” means any federal, state, local, municipal, foreign, international, multinational or other constitution, law, statute, treaty, rule, regulation, ordinance, code, binding case law or principle of common law.
     “Lender” means Citibank N.A., the sole lender under the Credit Agreement.
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     “Liability” includes liabilities, debts or other obligations of any nature, whether known or unknown, absolute, accrued, contingent, liquidated, unliquidated or otherwise, due or to become due or otherwise, and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP.
     “Loan Prepayment Penalty” means any amount above US$600,000 but not exceeding US$5,000,000 required to be paid to the Lender under the Credit Agreement in order to discharge any and all obligations (other than principal and interest then outstanding) as of the date of any prepayment under the Credit Agreement.
     “Loss” means any loss, damage, fine, penalty, expense (including reasonable attorneys’ or other professional fees and expenses and court costs), injury, diminution of value, Liability, Tax, Encumbrance or other cost, expense or adverse effect whatsoever, whether or not involving a third party claim.
     “Material Adverse Effect” shall mean a material adverse effect on the business, assets, properties, Liabilities, condition (financial or otherwise), operating results or operations of the Labor Company or the Acquired Companies or on a material asset or a material Liability of the Labor Company or the Acquired Companies, in each case taken as a whole, or on the ability of the Seller Parties to perform their respective obligations under this Agreement or to consummate the transactions contemplated by this Agreement, but excluding changes in the United States or world financial markets or general economic conditions. For purposes of this definition, an adverse effect representing a claim, Loss, damage or Liability in an amount in excess of US$750,000 (or its equivalent in Pesos), individually or in the aggregate, shall be deemed to be a Material Adverse Effect.
     “Non-Competition Agreement” means the Non-Competition Agreement to be entered into simultaneously with the Option Closing by and among the Seller Parties, CAI, the Purchaser and the Company.
     “Non-Competition Consideration” means US$5 million.
     “Occupational Safety and Health Law” means the Mexican Federal Labor Law.
     “Option Agreement” means that certain Option Agreement of even date herewith by and between the Purchaser and St. Claire.
     “Option Closing” means the closing of the purchase by the Purchaser of the Option Securities.
     “Option Closing Date” means the date of the Option Closing.
     “Option Closing Transactions” means the acquisition by the Purchaser of the Option Securities and the other transactions contemplated by the Option Agreement to occur simultaneously therewith.
     “Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, articles of association, memorandum of association, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.
     “Other Business Activities” means any collection activities, check cashing activities, title loan activities, insurance products and services, money order and wire transfer products and services, prepaid
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products and services, tax preparation services and any other products, services and business activities other than pawn loans and the sale of merchandise acquired as a result of pawn loan defaults.
     “Outstanding Obligations” means the amounts of outstanding principal and interest set forth on Schedule 1.1(b) hereto with respect to the obligations evidenced by the documents listed on Schedule 1.1(b) hereto.
     “Parties” means the Purchaser, CAI, the Company and the Seller Parties.
     “Permitted Debt” means the obligations in the amounts set forth on Schedule 1.1(c) hereto, which do not, in the aggregate, exceed Mx$35,500,000.
     “Permitted Seller Assignee” means, with respect to any of St. Claire, Capital International, [***] or the Minority Securities Owner, any entity majority-owned and controlled by such Person; provided, however, that with respect to a trust or comparable estate planning vehicle established by such Person, the issue of ownership will not be applicable but the vehicle must be controlled by such Person for voting purposes.
     “Person” means an individual or an entity, including a corporation, limited liability company, general or limited partnership, trust, association or other business or investment entity, or any Governmental Authority.
     “Peso” means the legal currency of the United Mexican States.
     “Pre-Closing Loan Documents” means the Pre-Closing Loan Agreement, the Pre-Closing Promissory Note and the Pre-Closing Pledge Agreement.
     “Pre-Closing Pledge Agreement” means that certain Share Pledge Agreement of even date herewith by and among CAI, the Borrower and the Company.
     “Pre-Closing Promissory Note” means that certain Promissory Note / Pagaré of even date herewith made by the Borrower payable to the order of CAI, evidencing the debt of the Borrower under the Pre-Closing Loan Agreement.
     “Premium” means $400,000.
     “Proceeding” means any action, arbitration, audit, examination, investigation, hearing, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.
     “Purchased Securities” means the Option Securities and the Final Closing Securities.
     “Purchaser Disclosure Schedule” means the disclosure schedule delivered pursuant to Article 4 by the Purchaser to the Seller Parties concurrently with the execution and delivery of this Agreement.
     “Purchaser Parties” means the Purchaser and CAI.
     “Remaining Initial Consideration” shall mean the Initial Consideration, less (i) any debt of the Acquired Companies after giving effect to the Option Closing on the Option Closing Date (other than Permitted Debt), (ii) the Loan Amount, (iii) the Premium and (iv) US$1,000.
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     “Securities” means common shares, without nominal value, of the Company.
     “Seller Disclosure Schedule” means the disclosure schedule delivered pursuant to Article 3 by the Seller Parties to the Purchaser concurrently with the execution and delivery of this Agreement.
     “Shareholders Agreement” means the shareholders agreement by and among the Purchaser, Capital International and [***] to be entered into simultaneously with the occurrence of the Option Closing.
     “Subsidiary” means, with respect to a specified Person, any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the specified Person or one or more of its Subsidiaries.
     “Tax” means (a) any federal, state, local, foreign and other tax, charge, fee, duty (including customs duty), levy or assessment, including any income, gross receipts, net proceeds, alternative or add-on minimum, corporation, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, profits, occupational, premium, interest equalization, windfall profits, severance, license, registration, payroll, environmental, capital stock, capital duty, disability, estimated, gains, wealth, welfare, employee’s income withholding, other withholding, unemployment and social security or other tax of whatever kind (including any fee, assessment and other charges in the nature of or in lieu of any tax) that is imposed by any Governmental Authority, (b) any interest, fines, penalties or additions resulting from, attributable to, or incurred in connection with any items described in this paragraph or any related contest or dispute and (c) any items described in this paragraph that are attributable to another Person but that any Acquired Company is liable to pay by Law, by Contract or otherwise, whether or not disputed; provided, however, that this definition shall not apply to any calculation of TTM EBITDA or any Supplemental Payment.
     “Tax Return” means any report, return, declaration, claim for refund, or information return or statement related to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     “TTM EBITDA” shall have the meaning set forth in Exhibit B.
     “Transaction Documents” means this Agreement and the Ancillary Agreements.
     Section 1.2 Additional Defined Terms. For purposes of this Agreement and the Ancillary Agreements, the following terms have the meanings specified in the indicated Section of this Agreement:

Defined Term	Section
Acquired Companies’ IP	3.13(c)
Agreement	Preamble
[***]	Preamble
Associate	3.26(b)
Business Rules	3.8(l)
CAI	Preamble
Capital International	Preamble
[***]	Preamble
Claim Notice	9.3(a)
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Defined Term	Section
Claim Response	9.3(b)
CoFeCo	5.3(b)
Company	Preamble
CONDUSEF	3.8(f)
Confidentiality Agreement	5.1
Consumer Loans, Documents and Files	3.8(b)
Contemplated Transactions	2.6(a)(vii)
Controlling Party	9.4(c)
Creazione Balance Sheet	3.5(a)(i)(A)
Creazione Financial Statements	3.5(a)(i)
Creazione Interim Balance Sheet	3.5(a)(i)(B)
Customer Transaction Documents	3.8(m)
Dispute Notice	2.4(c)
Disputed Claim	9.3(b)(ii)
Disputed TTM EBITDA	2.4(c)
Escrow Agreement	2.3
Final Closing	2.5
Final Closing Consideration	2.2
Final Closing Date	2.5
Final Closing Statement	2.6(a)(ix)
GMAEF	Recitals
ICDR	10.11
Immaterial IP	3.13(a)
Improvements	3.12(d)
Indemnified Party	9.3(a)
Indemnifying Party	9.3(a)
Independent Accounting Firm	2.4(c)
InverPRGD	Recitals
InverPRGD Balance Sheet	3.5(b)(i)(A)
InverPRGD Financial Statements	3.5(b)(i)
InverPRGD Interim Balance Sheet	3.5(b)(i)(B)
Labor Company Balance Sheet	3.5(c)(i)(A)
Labor Company Financial Statements	3.5(c)(i)
Labor Company Interim Balance Sheet	3.5(c)(i)(B)
Leased Real Property	3.12(b)
Leases	3.12(b)
Loan Amount	Recitals
Loan Balance Threshold	6.1(i)
Material IP	3.13(b)
Measurement Date	2.4(a)
Merger	Recitals
Merger Agreement	Recitals
Minority Securities	Recitals
Minority Securities Owner	Preamble
Noncontrolling Party	9.4(c)
Option	Recitals
Option Securities	Recitals
Personal Guarantees	8.9
Pre-Closing Loan Agreement	Recitals
Pre-Completion Tax Period	8.1(b)
Purchaser	Preamble
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Defined Term	Section
Purchaser Financial Statements	4.7(a)
Purchaser Indemnified Parties	9.1
Purchaser’s Calculation	2.4(a)
Response Date	2.4(c)
Restricted Persons	8.4(b)
Seller Parties	Preamble
Seller’s Calculation	2.4(c)
Shrink-Wrap Software	3.13(b)
Special Claims	9.4(b)
St. Claire	Preamble
Standard Forms	3.8(d)
Straddle Period	8.1(b)
Sunset Date	7.1(f)
Supplemental Payment	2.4(a)
Third Party Claim	9.4(a)
Third Party Claimant	9.4(a)
     Section 1.3 Construction. Any reference in this Agreement to an “Article,” “Section,” “Exhibit” or “Schedule” refers to the corresponding Article, Section, Exhibit or Schedule of or to this Agreement, unless the context indicates otherwise. The table of contents and the headings of Articles and Sections are provided for convenience only and are not intended to affect the construction or interpretation of this Agreement. All words used in this Agreement should be construed to be of such gender or number as the circumstances require. The term “including” means “including without limitation” and is intended by way of example and not limitation. Any reference to a statute refers to the statute, any amendments or successor legislation and all regulations promulgated or implementing the statute, as in effect at the relevant time. Any reference to regulations refers to the regulation, any amendments or successor legislation and any official interpretations of such regulation promulgated by the Governmental Authority charged by statute with the interpretation of such regulations, each as in effect at the relevant time. Any reference to a Contract or other document as of a given date means the Contract or other document as amended, supplemented and modified from time to time through such date.
ARTICLE 2
THE FINAL CLOSING TRANSACTIONS
     Section 2.1 Purchase and Sale of the Final Closing Securities. In accordance with the provisions of this Agreement, at the Final Closing, the Final Closing Sellers will sell and transfer to the Purchaser, and the Purchaser will purchase and acquire from the Final Closing Sellers, all of the Final Closing Securities.
     Section 2.2 Final Closing Consideration. The consideration from the Purchaser to the Final Closing Sellers for the Final Closing Securities (the “Final Closing Consideration”) shall consist of the Remaining Initial Consideration (less the Escrow Amount, which shall be deposited as set forth in Section 2.3 below), payable in immediately available funds to the Final Closing Sellers to the accounts designated by the Final Closing Sellers in writing to the Purchaser, with such writings to be delivered at least two (2) Business Days prior to the Final Closing; provided, however, that at the Purchaser’s option up to $10,000,000 of the Final Closing Consideration may be paid in the form of share certificates representing the number of CAI Shares equal to the quotient of (i) the portion of the Final Closing Consideration to be paid in CAI Shares, divided by (ii) the Agreed Stock Value as of two (2) Business Days prior to the Final Closing Date.
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     Section 2.3 Escrow Amount. As security for the Seller Parties’ indemnification obligations under Article 9 hereunder, the Purchaser shall deposit the Escrow Amount (some or all of which may, at the Purchaser’s option, be in the form of CAI Shares) with the Escrow Agent on the Final Closing Date. The Escrow Amount shall be held and released in accordance with the terms and conditions of an escrow agreement in the form of Exhibit C to be entered into by and among the Purchaser, Capital International, [***] and the Escrow Agent (the “Escrow Agreement”).
     Section 2.4 Supplemental Payments.
     In addition to the Remaining Initial Consideration, as part of the purchase price for the Final Closing Securities (other than the Minority Securities) and subject to the terms and conditions of this Agreement the Purchaser will pay to Capital International and [***] the Supplemental Payment, as described below.
     (a) The Purchaser shall pay to Capital International and [***] a supplemental earn-out payment (the “Supplemental Payment”) in an amount equal to the difference between (i) the product of (x) the TTM EBITDA, calculated using the “EBITDA Calculation Method” described on Exhibit B, for the twelve-month period ending on June 30, 2011 (the “Measurement Date”), multiplied by (y) 5.0, minus (ii) the sum of (A) the Initial Consideration, and (B) the Non-Competition Consideration. If the calculation of the Supplemental Payment produces a result that is less than or equal to zero, there will be no Supplemental Payment. The Purchaser will use its commercially reasonable efforts to determine the amount of the Supplemental Payment and to inform Capital International and [***] of its determination no later than August 15, 2011 (such calculation the “Purchaser’s Calculation”). The Purchaser shall pay the Supplemental Payment to Capital International and [***] promptly, but not later than 7 days after the earlier of (aa) such time as the Purchaser, Capital International and [***] mutually agree on the amount in writing, or (bb) such time as the amount is established in accordance with Section 2.4(c) below. From and after the calculation of the Supplemental Payment by the Purchaser, the Purchaser shall, at the written request of Capital International or [***], provide copies of the workpapers and back-up materials used in calculating the Supplemental Payment to Capital International and [***] and make available their accountants and other representatives during the Purchaser’s normal business hours within three (3) Business Days of receipt of the applicable written request.
     (b) The Supplemental Payment shall be payable in cash by wire transfer of immediately available funds to the accounts designated in writing by Capital International and [***], with such writing to be delivered no later than two (2) Business Days prior to the scheduled payment date; provided, however, that in the event that prior to the date of the Supplemental Payment the Purchaser has delivered one or more Claim Notices to Capital International and [***] pursuant to Article 9 representing good faith claims (in terms of nature and amount of such claim(s)) for indemnification the amount of which exceed any remaining Escrow Amount on the scheduled date of payment of the Supplemental Payment, then, subject to the limitations on indemnification set forth in Section 9.6, an additional portion of the Supplemental Payment equal to the amount of the claim exceeding the remaining Escrow Amount shall be delivered to the Escrow Agent to be held and disposed of pursuant to the terms of the Escrow Agreement except to the extent such amounts have previously been paid to the applicable Purchaser Indemnified Party.
     (c) Within 30 days (or, if the 30th day is not a Business Day, then by the next Business Day) (the “Response Date”) after delivery of the Purchaser’s Calculation of the Supplemental Payment, Capital International and [***] will deliver to the Purchaser a written response in which Capital International and [***] will either (i) agree in writing with the Purchaser’s Calculation, in which case Purchaser’s Calculation will be final and binding on the Parties for purposes of this Section 2.4(c) or (ii) dispute the Purchaser’s Calculation by delivering to the Purchaser a written notice (a “Dispute Notice”) setting forth
[***Confidential Treatment Requested]

in reasonable detail the basis for each such disputed item and certifying that all such disputed items are being disputed in good faith and propose an alternative aggregate calculation of the Supplemental Payment (such calculation, the “Sellers’ Calculation”). If Capital International and [***] fail to take either of the foregoing actions by the Response Date, then Capital International and [***] will be deemed to have irrevocably accepted the Purchaser’s calculation of such Supplemental Payment, in which case, such calculation will be final and binding on the Parties for purposes of this Section 2.4(c).
     If Capital International and [***] timely deliver a Dispute Notice to the Purchaser, then the Purchaser and Capital International and [***] will attempt in good faith, for a period of 15 days, to agree on the calculation of TTM EBITDA. Any resolution by the Purchaser and Capital International and [***] during such 15-day period as to any disputed items will be final and binding on the Parties for purposes of this Section 2.4(c). If the Purchaser and Capital International and [***] do not resolve all disputed items by the end of 15 days after the date of delivery of the Dispute Notice, then the Purchaser and Capital International and [***] will submit the remaining items set forth in the Dispute Notice to Ernst & Young LLP for resolution of such items (and only such items), or if that firm is unwilling or unable to serve, the Purchaser and Capital International and [***] will engage another mutually agreeable independent accounting firm of recognized international standing, which firm is not the regular auditing firm of any of the Purchaser or Capital International or [***]. If the Purchaser and Capital International and [***] are unable to jointly select such independent accounting firm within 10 days after such 15-day period, the Purchaser, on the one hand, and Capital International and [***], on the other hand, will each select an independent accounting firm of recognized international standing and the selected accounting firms will select a third independent accounting firm of recognized international standing to serve as the independent accounting firm for purposes of this Section 2.4, which firm may not be the regular auditing firm of any of the Purchaser or Capital International or [***]; provided, that if either the Purchaser, on the one hand, or Capital International and [***], on the other hand, but not both, fail to select such independent accounting firm during this 10-day period, then the Parties agree that the independent accounting firm selected by the Party selecting an independent accounting firm shall serve as the independent accounting firm for purposes of this Section 2.4 (such selected independent accounting firm, the “Independent Accounting Firm”). The Purchaser, on the one hand, and Capital International and [***], on the other hand, will provide the Independent Accounting Firm, within 10 days of its selection, with a definitive statement of their respective positions with respect to the items in dispute and will instruct the Independent Accounting Firm to render its determination with respect to the items in dispute in a written report that specifies the conclusions of the Independent Accounting Firm as to each item in dispute. The Purchaser and Capital International and [***] will each use their commercially reasonable efforts to cause the Independent Accounting Firm to render its determination within 30 days but not later than 60 days after referral of the items to such firm. The determinations of the Independent Accounting Firm with respect to the items set forth in the Dispute Notice as set forth in its report will be final and binding on the Parties for purposes of this Section 2.4(c). The fees and expenses of the Independent Accounting Firm will be shared as follows:
     (i) if the determination of the Independent Accounting Firm is less than or equal to 10% of the excess amount of the remaining disputed difference between the Purchaser’s Calculation and the Sellers’ Calculation (the “Disputed TTM EBITDA”), then Sellers shall bear 100% of the costs of the Independent Accounting Firm;
     (ii) if the determination of the Independent Accounting Firm is equal to or greater than 90% of the Disputed TTM EBITDA, then Purchaser shall bear 100% of the costs of the Independent Accounting Firm; and
     (iii) if the determination of the Independent Accounting Firm is greater than 10% but less than 90% of the Disputed TTM EBITDA, then the fees and expenses of the Independent Accounting Firm will
[***Confidential Treatment Requested]

be shared equally by the Purchaser, on the one hand, and Capital International and [***], on the other hand.
     For purposes of complying with this Section 2.4, the Purchaser and Capital International and [***] will furnish to each other and to the Independent Accounting Firm such work papers and other documents and information solely relating to the disputed issues as the Independent Accounting Firm may request and are available to such Parties (or their respective independent public accountants) and will be afforded the opportunity to present to the Independent Accounting Firm any material related to the disputed items and to discuss the items with the Independent Accounting Firm. The Purchaser may require that the Independent Accounting Firm enter into a customary form of confidentiality agreement with respect to the work papers and other documents and information provided to the Independent Accounting Firm pursuant to this Section 2.4.
     Section 2.5 Final Closing. Subject to Article 7, the closing of the acquisition by the Purchaser of the Final Closing Securities and the other transactions contemplated by this Agreement to occur simultaneous therewith (the “Final Closing”) will take place at the offices of Baker & McKenzie LLP, 2001 Ross Ave., Suite 2300, Dallas, Texas 75201, at 10:00 a.m., local time, on the first Business Day after the satisfaction or waiver of all of the conditions set forth in Article 6, or at such other place or at such other time or on such other date as the Purchaser and the Final Closing Sellers may agree upon in writing. The date upon which the Final Closing actually occurs is referred to in this Agreement as the “Final Closing Date.”
     Section 2.6 Final Closing Deliveries.
     (a) At the Final Closing, the Seller Parties will deliver or cause to be delivered to the Purchaser:
(i)	the Escrow Agreement executed by Capital International and [***];

(ii)	documents evidencing the transfer of the Final Closing Securities to the Purchaser, including:
(A)	share certificates for the applicable Securities duly endorsed in favor of the Purchaser in ownership (endoso en propiedad) in form and substance reasonably satisfactory to the Purchaser;

(B)	entries to the shareholders registry of the Company evidencing transfer of the applicable Securities in favor of the Purchaser;

(C)	share certificates for the Minority Securities duly endorsed in favor of the Purchaser in ownership (endoso en propiedad) in form and substance reasonably satisfactory to the Purchaser; and

(D)	entries to the shareholders registry of GMAEF evidencing transfer of the Minority Securities in favor of the Purchaser;
(iii)	a certificate, dated as of the Final Closing Date, executed by the Seller Parties confirming the satisfaction of the conditions specified in Sections 6.1(a) and 6.1(b);
[***Confidential Treatment Requested]

(iv)	evidence of the completion of the Merger in form and substance reasonably satisfactory to the Purchaser;

(v)	a power of attorney from InverPRGD giving the Purchaser the right to transfer or cause the transfer of Final Closing Securities (other than the Minority Securities) to the Purchaser or its designee without limitations in the form attached hereto as Exhibit D;

(vi)	copies of the Governmental Authorizations and consents required to be obtained pursuant to Section 6.1(c);

(vii)	bringdown certificates (in form and substance reasonably satisfactory to the Purchaser) of the secretary or authorized officer or manager of the Company and each Seller Party that is an entity dated as of the Final Closing Date certifying as to (A) such Person’s (and, in the case of the Company, its Subsidiaries’) Organizational Documents, (B) the effectiveness of the resolutions of the board of managers, members or directors or other comparable governing body of such Person (and, in the case of the Company, its Subsidiaries) relating to this Agreement and the other agreements and documents executed in connection herewith and the transactions contemplated hereby and thereby (collectively, the “Contemplated Transactions”); and (C) incumbency and signatures of the officers or managers of the Company and each Seller Party executing this Agreement or any other document executed in connection with the Contemplated Transactions;

(viii)	such other documents that the Purchaser may reasonably request for the purpose of evidencing the satisfaction or waiver of all conditions to the Final Closing;

(ix)	a closing settlement statement (the “Final Closing Statement”) and receipt for the Final Closing Consideration in form and substance reasonably satisfactory to the Purchaser;

(x)	evidence of the transfer of all Securities held by Mario del Olmo to Capital International, including;
(A)	share certificates for such Securities duly endorsed in favor of Capital International in ownership (endoso en propiedad) in form and substance reasonably satisfactory to the Purchaser; and

(B)	entries to the shareholders registry of the Company evidencing transfer of such Securities in favor of Capital International; and
(xi)	evidence of the cancellation or satisfaction of the Outstanding Obligations.
     (b) At the Final Closing, the Purchaser will deliver or cause to be delivered to the applicable Seller Parties:
     (i) the Final Closing Consideration by wire transfer of immediately available funds to the bank accounts specified by the Seller Parties no later than two (2) Business Days prior to the Final Closing Date, and, if applicable, share certificates representing the applicable number of CAI Shares to be delivered as part of the Final Closing Consideration;
[***Confidential Treatment Requested]

     (ii) the Escrow Agreement and the Final Closing Statement executed by the Purchaser;
     (iii) a certificate, dated as of the Final Closing Date, executed by the Purchaser confirming the satisfaction of the conditions specified in Sections 6.2(a) and 6.2(b); and
     (iv) bringdown certificates of the secretary or authorized officer or manager of CAI and the Purchaser dated as of the Final Closing Date certifying as to (A) CAI’s and the Purchaser’s Organizational Documents; (B) the effectiveness of the resolutions of the board of managers, members or directors or other comparable governing body of CAI and the Purchaser relating to this Agreement and the other agreements and documents executed in connection herewith and the Contemplated Transactions; and (C) incumbency and signatures of the officers or managers of CAI and the Purchaser executing this Agreement or any other document executed in connection with this Agreement.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES
     Each Seller Party jointly and severally (except as to matters related solely to a particular Seller Party, in which case severally and not jointly as to itself and no other Seller Party) represents and warrants to the Purchaser that except as set forth on the Seller Disclosure Schedule:
     Section 3.1 Organization.
     (a) Except as set forth in Section 3.1(a) of the Seller Disclosure Schedule, each Creazione Company, the Labor Company and each Seller Party other than [***] and [***] is an entity duly organized and validly existing under the Laws of the jurisdiction of its organization and has all requisite entity power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted. Section 3.1(a) of the Seller Disclosure Schedule sets forth an accurate and complete list of each Creazione Company’s, the Labor Company’s and each Seller Party’s (other than [***] and [***]) jurisdiction of formation, each jurisdiction where the Acquired Companies own assets and a complete and accurate list of the current equity owners, members, managers, directors and officers of the Seller Parties, the Labor Company and each Creazione Company. The Seller Parties have made available to the Purchaser physically or in the Data Room accurate and complete copies of the Organizational Documents and other governing documents of each Creazione Company, the Labor Company and each Seller Party (other than [***] and [***]), as currently in effect, and none of the Labor Company, any Creazione Company or any Seller Party is in default under or in violation of any provision thereof.
     (b) Except as set forth in Section 3.1(b) of the Seller Disclosure Schedule, as of the date hereof InverPRGD is, and until the effectiveness of the Merger InverPRGD will be, an entity duly organized and validly existing under the Laws of the jurisdiction of its organization and has and will have all requisite entity power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted. On the date hereof InverPRGD is, and until the effectiveness of the Merger InverPRGD will be, duly licensed to do business in each jurisdiction in which the properties it owns, operates or leases or the nature of its activities makes such licensure necessary. Section 3.1(b) of the Seller Disclosure Schedule sets forth an accurate and complete list of (i) InverPRGD’s jurisdiction of formation and the jurisdictions where InverPRGD owns assets, (ii) its authorized equity interests, (iii) the number of its issued and outstanding equity interests, (iv) the record and beneficial equity owners, and (v) the members, managers, directors and officers of InverPRGD. The Seller Parties have made available to
[***Confidential Treatment Requested]

the Purchaser physically or in the Data Room accurate and complete copies of the Organizational Documents and other governing documents of InverPRGD, as currently in effect, and InverPRGD is not as of the date hereof, and through the effectiveness of the Merger will not be, in default under or in violation of any provision thereof.
     Section 3.2 Authority and Enforceability.
     (a) Each Seller Party has all requisite power and authority and, in the case of natural persons, capacity to execute and deliver this Agreement and each of the Ancillary Agreements to which such Seller Party is a party and to perform such Seller Party’s obligations under this Agreement and each such Ancillary Agreement. The execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the Contemplated Transactions have been duly authorized by all necessary action on the part of the Seller Parties. This Agreement has been duly and validly executed and delivered by each Seller Party and constitutes the legal, valid and binding obligation of each Seller Party, enforceable against each Seller Party in accordance with its terms, except as enforceability may be limited by insolvency, moratorium, bankruptcy or other similar laws affecting creditor’s rights and general principles of equity affecting the availability of specific performance and other equitable remedies. On or prior to the applicable Closing, each Seller Party will have duly and validly executed and delivered each Ancillary Agreement to which it is a party. Upon the execution and delivery by a Seller Party of the Ancillary Agreements to which such Seller Party is a party, such Ancillary Agreements will constitute the legal, valid and binding obligations of such Seller Party, enforceable against such Seller Party in accordance with their terms, except as enforceability may be limited by insolvency, moratorium, bankruptcy or other similar laws affecting creditor’s rights and general principles of equity affecting the availability of specific performance and other equitable remedies.
     (b) InverPRGD has all requisite power and authority to execute and deliver the Merger Agreement and to perform InverPRGD’s obligations under the Merger Agreement. The execution, delivery and performance of the Merger Agreement and the consummation of the Merger have been duly authorized by all necessary action on the part of InverPRGD. The Merger Agreement has been duly and validly executed and delivered by InverPRGD and constitutes the legal, valid and binding obligation of InverPRGD, enforceable against InverPRGD in accordance with its terms, except as enforceability may be limited by insolvency, moratorium, bankruptcy or other similar laws affecting creditor’s rights and general principles of equity affecting the availability of specific performance and other equitable remedies.
     Section 3.3 No Conflict. Neither the execution and delivery of this Agreement or the Ancillary Agreements, nor the consummation or performance of the Contemplated Transactions, will:
     (a) except as set forth on Section 3.3(a) of the Seller Disclosure Schedule, directly or indirectly (with or without notice, lapse of time or both) conflict with, result in a breach or violation of, constitute a default (or give rise to any right of termination, cancellation, acceleration, suspension or modification of any obligation or loss of any benefit) under, constitute a change in control under, result in any payment becoming due under, result in the imposition of any Encumbrances on any of the Purchased Securities or any of the properties or assets of any Acquired Company under, or otherwise give rise to any right on the part of any Person to exercise any remedy or obtain any relief under (i) the Organizational Documents of any Acquired Company, the Labor Company or any Seller Party (other than [***] and [***]), or any resolution adopted by the board of directors (or other governing body) or shareholders (or other equity owners) of any Acquired Company, the Labor Company or any Seller Party (other than [***] and [***]), (ii) any Governmental Authorization or Contract to which any Seller Party, the Labor Company or any Acquired Company is a party or by which any Seller Party, the Labor Company or any Acquired Company is bound or to which any of their respective properties or assets is subject or (iii) any
[***Confidential Treatment Requested]

Law or Judgment applicable to any Seller Party, the Labor Company or any Acquired Company or any of their respective properties or assets; or
     (b) except as set forth on Section 3.3(b) of the Seller Disclosure Schedule, require any Acquired Company, the Labor Company or any Seller Party to obtain any consent, waiver, approval, ratification, permit, license, Governmental Authorization or other authorization of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person.
     Section 3.4 Capitalization and Ownership.
     (a) The authorized equity interests of the Company consist solely of $100,000 fixed capital shares and $900,000,000 variable capital shares of Securities, of which 5,000,000 shares A and 4,537,060 shares B are issued and outstanding and no shares are held in treasury or by the Company. As of the Option Closing Date, the authorized equity interests of the Company will consist solely of $100,000 fixed capital shares and $900,000,000 variable capital shares of Securities, of which 5,000,000 shares A and 18,842,650 shares B shall be issued and outstanding and no shares will be held in treasury or by the Company. As of the Final Closing Date, the authorized equity interests of the Company will consist solely of $100,000 fixed capital shares and $900,000,000 variable capital shares of Securities, of which 5,000,000 shares A and 18,842,650 shares B shall be issued and outstanding and no shares will be held in treasury or by the Company. The Option Securities will at the Option Closing represent 60% of the issued and outstanding equity interests of the Company. The Final Closing Securities (other than the Minority Securities), when combined with the Option Securities, will at the Final Closing represent 80% of the issued and outstanding equity interests of the Company. Except as set forth in Section 3.4(a) of the Seller Disclosure Schedule, on the Option Closing Date the Borrower will be the sole record holders and beneficial owners of all of the Option Securities, free and clear of all Encumbrances (other than pursuant to the Pre-Closing Pledge Agreement and, prior to the prepayment under the Credit Agreement, the Existing Credit Documents), in the respective amounts set forth in Section 3.4(a) of the Seller Disclosure Schedule. The Final Closing Sellers are and on the Final Closing Date will be the sole record holders and beneficial owners of all of the Final Closing Securities, free and clear of all Encumbrances, in the respective amounts set forth in Section 3.4(a) of the Seller Disclosure Schedule. Except for the Option Securities, which shall then be held by the Purchaser, on the Final Closing Date Capital International and [***] will be the sole record holders and beneficial owners of all of the issued and outstanding equity interests in the Company, free and clear of all Encumbrances, in the respective amounts set forth in Section 3.4(a) of the Seller Disclosure Schedule. Upon the consummation of the Option Closing, the Borrower will have transferred to the Purchaser good and valid title to the Option Securities, free and clear of all Encumbrances, other than Encumbrances created by the Purchaser. Upon the consummation of the Final Closing, the Seller Parties will have transferred to the Purchaser good and valid title to the Option Securities and the Final Closing Securities, free and clear of all Encumbrances, other than Encumbrances created by the Purchaser.
     (b) Section 3.4(b) of the Seller Disclosure Schedule sets forth for each Subsidiary of the Company (i) its name and jurisdiction of incorporation or organization, (ii) its authorized equity interests and (iii) the number of its issued and outstanding equity interests and the record and beneficial owners thereof. No Acquired Company owns, controls or has any rights to acquire, directly or indirectly, any capital stock or other equity interests or debt instruments of any Person, except for the ownership of the Subsidiaries as set forth in Section 3.4(b) of the Seller Disclosure Schedule. Except for the Minority Securities and as set forth in Section 3.4(b) of the Seller Disclosure Schedule, all of the outstanding equity securities and other securities of each Subsidiary are owned of record and beneficially by one or more of the Acquired Companies, free and clear of all Encumbrances, in the respective amounts set forth in Section 3.4(b) of the Seller Disclosure Schedule.
[***Confidential Treatment Requested]

     (c) As of the date hereof and until the effectiveness of the Merger, Section 3.4(c) of the Seller Disclosure Schedule sets forth (i) the jurisdiction of incorporation or organization of InverPRGD and (ii) the number of its issued and outstanding equity interests and the record and beneficial owners thereof. As of the date hereof and until the effectiveness of the Merger InverPRGD does not and will not own, control or have any rights to acquire, directly or indirectly, any capital stock or other equity interests or debt instruments of any Person. All of the outstanding equity securities and other securities of InverPRGD are owned of record and beneficially by the Persons set forth in Section 3.4(c) of the Seller Disclosure Schedule, free and clear of all Encumbrances, in the respective amounts set forth in Section 3.4(c) of the Seller Disclosure Schedule. Section 3.4(c) of the Seller Disclosure Schedule sets forth (i) the jurisdiction of incorporation or organization of the Labor Company, (ii) its authorized equity interests and (iii) the number of its issued and outstanding equity interests and the record and beneficial owners thereof. As of the date hereof and until the effectiveness of the transfer contemplated by this Agreement the Labor Company does not and will not own, control or have any rights to acquire, directly or indirectly, any capital stock or other equity interests or debt instruments of any Person. All of the outstanding equity securities and other securities of the Labor Company are owned of record and beneficially by the Persons set forth in Section 3.4(c) of the Seller Disclosure Schedule, free and clear of all Encumbrances, in the respective amounts set forth in Section 3.4(c) of the Seller Disclosure Schedule.
     (d) (i) Except as set forth in this Section 3.4 and the Seller Disclosure Schedules related thereto, (A) there are no equity securities of any class of any Creazione Company, or any security exchangeable into or exercisable for such equity securities, authorized, issued, reserved for issuance or outstanding and (B) there are no options, warrants, equity securities, calls, rights or other Contracts to which any Seller Party or Creazione Company is a party or by which any Seller Party or Creazione Company is bound obligating any Seller Party or Creazione Company to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of any Creazione Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating any Seller Party or Creazione Company to grant, extend, accelerate the vesting of, change the price of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right or Contract. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to any Creazione Company. There are no Contracts to which any Creazione Company or any Seller Party or any Affiliate of any Creazione Company or any Seller Party is a party or by which any Creazione Company or any Seller Party or any Affiliate of any Creazione Company or any Seller Party is bound with respect to the voting (including voting trusts or proxies), registration under any securities Law, or the sale or transfer (including Contracts imposing transfer restrictions) of any shares of capital stock or other equity interests of any Creazione Company. Except as set forth on Section 3.4(d)(i) of the Seller Disclosure Schedule, no holder of Indebtedness of any Creazione Company has any right to convert or exchange such Indebtedness for any equity securities or other securities of any Creazione Company. No holder of Indebtedness of any Creazione Company has any rights to vote for the election of directors of any Creazione Company or to vote on any other matter.
     (ii) Except as set forth in this Section 3.4 and the Seller Disclosure Schedules related thereto and except as contemplated by the Merger Agreement, as of the date hereof there are not, and until the effectiveness of the Merger there will not be: (A) any equity securities of any class of InverPRGD, or any security exchangeable into or exercisable for such equity securities, authorized, issued, reserved for issuance or outstanding, (B) any options, warrants, equity securities, calls, rights or other Contracts to which any Seller Party, any Creazione Company or InverPRGD is a party or by which any Seller Party, any Creazione Company or InverPRGD is bound obligating any Seller Party, any Creazione Company or InverPRGD to issue, exchange,
[***Confidential Treatment Requested]

transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of InverPRGD or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating any Seller Party, any Creazione Company or InverPRGD to grant, extend, accelerate the vesting of, change the price of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right or Contract; (C) any outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to InverPRGD, or (D) any Contracts to which InverPRGD, any Creazione Company or any Seller Party or any Affiliate of InverPRGD, any Creazione Company or any Seller Party is a party or by which InverPRGD, any Creazione Company or any Seller Party or any Affiliate of InverPRGD, any Creazione Company or any Seller Party is bound with respect to the voting (including voting trusts or proxies), registration under any securities Law, or the sale or transfer (including Contracts imposing transfer restrictions) of any shares of capital stock or other equity interests of InverPRGD. As of the date hereof, and until the effectiveness of the Merger, no holder of Indebtedness of InverPRGD has any right to convert or exchange such Indebtedness for any equity securities or other securities of InverPRGD, and no holder of Indebtedness of InverPRGD has any rights to vote for the election of directors of InverPRGD or to vote on any other matter.
     (iii) Except as set forth in this Section 3.4 and the Seller Disclosure Schedules related thereto, there do not exist: (A) any equity securities of any class of the Labor Company, or any security exchangeable into or exercisable for such equity securities, authorized, issued, reserved for issuance or outstanding, (B) any options, warrants, equity securities, calls, rights or other Contracts to which any Seller Party, the Labor Company or any other Creazione Company or their respective owners is a party or by which any Seller Party, the Labor Company or any other Creazione Company is bound obligating any Seller Party, the Labor Company or any other Creazione Company or their respective owners to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of the Labor Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating any Seller Party, the Labor Company or any other Creazione Company or their respective owners to grant, extend, accelerate the vesting of, change the price of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right or Contract; (C) any outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Labor Company, or (D) any Contracts to which the Labor Company, any other Creazione Company or any Seller Party or any Affiliate of the Labor Company, any other Creazione Company or any Seller Party is a party or by which the Labor Company, any other Creazione Company or any Seller Party or any Affiliate of the Labor Company, any other Creazione Company or any Seller Party is bound with respect to the voting (including voting trusts or proxies), registration under any securities Law, or the sale or transfer (including Contracts imposing transfer restrictions) of any shares of capital stock or other equity interests of the Labor Company. As of the date hereof, and until the effectiveness of the Option Closing, the Labor Company has no outstanding Indebtedness.
     (e) Except as set forth on Section 3.4(e) of the Seller Disclosure Schedule, all of the Securities and the issued and outstanding equity securities of each Creazione Company and the Labor Company are duly authorized, validly issued, fully paid, nonassessable, not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right and have been issued in compliance with all applicable Laws. As of the date hereof and until the effectiveness of the Merger, all of the issued and outstanding equity securities of InverPRGD are and will be duly authorized, validly issued, fully paid, nonassessable, not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right and have
[***Confidential Treatment Requested]

been issued in compliance with all applicable Laws. Except as set forth on Section 3.4(e) of the Seller Disclosure Schedule, no legend or other reference to any purported Encumbrance appears on any certificate representing the Securities or any equity securities of any Creazione Company or the Labor Company. As of the date hereof and until the effectiveness of the Merger, no legend or other reference to any purported Encumbrance appears or will appear on any certificate representing any equity securities of InverPRGD.
     (f) Except as set forth on Section 3.4(f) of the Seller Disclosure Schedule, there are no obligations, contingent or otherwise, of any Creazione Company or the Labor Company to repurchase, redeem or otherwise acquire any shares of capital stock or other equity interests of any Creazione Company or the Labor Company. As of the date hereof and until the effectiveness of the Merger, there are no obligations, contingent or otherwise, of InverPRGD to repurchase, redeem or otherwise acquire any shares of capital stock or other equity interests of InverPRGD. Except as set forth on Section 3.4(f) of the Seller Disclosure Schedule, neither the Labor Company nor any Acquired Company is subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in the Labor Company, any Acquired Company or any other Person.
     Section 3.5 Financial Statements.
(a) (i) Attached as Section 3.5(a) of the Seller Disclosure Schedule are the following financial statements (collectively, the “Creazione Financial Statements”):
     (A) audited consolidated and consolidating balance sheet of the Company and its Subsidiaries as of December 31, 2007 (the “Creazione Balance Sheet”) and the related audited consolidated and consolidating statements of income, changes in owners’ equity and cash flow for the fiscal year then ended; and
     (B) an unaudited consolidated and consolidating balance sheet of the Company and its Subsidiaries as of October 31, 2008 (the “Creazione Interim Balance Sheet”) and the related unaudited consolidated and consolidating statements of income, changes in owners’ equity and cash flow for the ten (10) months ended October 31, 2008.
     (ii) The Creazione Financial Statements (including the notes thereto) are correct and complete in all material respects, are consistent with the books and records of the Company and its Subsidiaries and have been prepared in accordance with GAAP, consistently applied throughout the periods involved (except that the interim financial statements are subject to normal recurring year-end adjustments, the effect of which will not individually or in the aggregate, be, to the Knowledge of the Acquired Companies, material, and the absence of notes that, if presented, would not differ materially from the notes to the audited Creazione Financial Statements described in Section 3.5(a)(i)(A)). The Creazione Financial Statements fairly present the financial condition and the results of operations, changes in owners’ equity and cash flow of the Company and its Subsidiaries as of the respective dates and for the periods indicated therein. No financial statements of any Person other than the Company and its Subsidiaries are required by GAAP to be included in the financial statements of the Company and its Subsidiaries.
     (iii) Except as expressly set forth on the Creazione Interim Balance Sheet, none of the Seller Parties, the Company or any of its Subsidiaries have extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any manager, director, or officer of the Company or its Subsidiaries. Neither any Seller Party nor the Company or its Subsidiaries is a party to any off-balance sheet arrangements that has had, or would reasonably be expected to have, a Material Adverse Effect.
[***Confidential Treatment Requested]

(b) (i) Attached as Section 3.5(b) of the Seller Disclosure Schedule are the following financial statements (collectively, the “InverPRGD Financial Statements”):
     (A) audited consolidated and consolidating balance sheet of InverPRGD as of December 31, 2007 (the “InverPRGD Balance Sheet”) and the related audited consolidated and consolidating statements of income, changes in owners’ equity and cash flow for the fiscal year then ended; and
     (B) an unaudited consolidated and consolidating balance sheet of InverPRGD as of October 31, 2008 (the “InverPRGD Interim Balance Sheet”) and the related unaudited consolidated and consolidating statements of income, changes in owners’ equity and cash flow for the ten (10) months ended October 31, 2008.
     (ii) The InverPRGD Financial Statements (including the notes thereto) are correct and complete in all material respects, are consistent with the books and records of InverPRGD and have been prepared in accordance with GAAP, consistently applied throughout the periods involved (except that the interim financial statements are subject to normal recurring year-end adjustments, the effect of which will not, individually or in the aggregate, be, to the Knowledge of the Acquired Companies, material, and the absence of notes that, if presented, would not differ materially from the notes to the audited InverPRGD Financial Statements described in Section 3.5(b)(i)). The InverPRGD Financial Statements fairly present the financial condition and the results of operations, changes in owners’ equity and cash flow of InverPRGD as of the respective dates and for the periods indicated therein. No financial statements of any Person other than InverPRGD are required by GAAP to be included in the financial statements of InverPRGD.
     (iii) Except as expressly set forth on the InverPRGD Interim Balance Sheet, none of the Seller Parties or InverPRGD have extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any manager, director, or officer of InverPRGD. InverPRGD is not a party to any off-balance sheet arrangements that has had, or would reasonably be expected to have, when aggregated with any other adverse effects, a Material Adverse Effect.
(c) (i) Attached as Section 3.5(c) of the Seller Disclosure Schedule are the following financial statements (collectively, the “Labor Company Financial Statements”):
     (A) audited consolidated and consolidating balance sheet of the Labor Company as of December 31, 2007 (the “Labor Company Balance Sheet”) and the related audited consolidated and consolidating statements of income, changes in owners’ equity and cash flow for the fiscal year then ended; and
     (B) an unaudited consolidated and consolidating balance sheet of the Labor Company as of October 31, 2008 (the “Labor Company Interim Balance Sheet”) and the related unaudited consolidated and consolidating statements of income, changes in owners’ equity and cash flow for the ten (10) months ended October 31, 2008.
     (ii) The Labor Company Financial Statements (including the notes thereto) are correct and complete in all material respects, are consistent with the books and records of the Labor Company and have been prepared in accordance with GAAP, consistently applied throughout the periods involved (except that the interim financial statements are subject to normal recurring year-end adjustments, the effect of which will not, individually or in the aggregate, be
[***Confidential Treatment Requested]

material, and the absence of notes that, if presented, would not differ materially from the notes to the audited Labor Company Financial Statements described in Section 3.5(c)(i)). The Labor Company Financial Statements fairly present the financial condition and the results of operations, changes in owners’ equity and cash flow of the Labor Company as of the respective dates and for the periods indicated therein. No financial statements of any Person other than the Labor Company are required by GAAP to be included in the financial statements of the Labor Company.
     (iii) Except as expressly set forth on the Labor Company Interim Balance Sheet, none of the Seller Parties or the Labor Company have extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any manager, director, or officer of the Labor Company. The Labor Company is not a party to any off-balance sheet arrangements that has had, or would reasonably be expected to have, when aggregated with any other adverse effects, a Material Adverse Effect.
     Section 3.6 Books and Records. The books of account, minute books, stock record books and other records of the Acquired Companies and the Labor Company, copies of which have been made available to the Purchaser physically or in the Data Room, are accurate and complete in all material respects. A list of all such documents made available appears on Section 3.6 of the Seller Disclosure Schedule. The Acquired Companies and the Labor Company maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) all material transactions are executed in accordance with management’s general or specific authorizations, (ii) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain proper accountability for assets, (iii) access to material assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Acquired Companies and the Labor Company maintain a process for internal control over financial reporting sufficient to provide reasonable assurance regarding the reliability of financial reporting in the preparation of the Financial Statements in accordance with GAAP and includes those policies and procedures that (x) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the material assets of the Acquired Companies and the Labor Company, (y) provide reasonable assurance that transactions are recorded as necessary to permit preparation of the Financial Statements in accordance with GAAP and that material receipts and expenditures of the Acquired Companies and the Labor Company are being made only in accordance with authorizations of the management of the Acquired Companies and the Labor Company and (z) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Acquired Companies’ and the Labor Company’s assets that would have a material effect on the Financial Statements. The minute books of the Labor Company and each Acquired Company contain accurate and complete records of all meetings held of, and all action taken by, the Labor Company’s and the respective Acquired Company’s shareholders, members, equity owners, managers, managers’ committees, directors and directors’ committees, and no such meeting has been held for which minutes have not been prepared and are not contained in such minute books. At the time of the Option Closing, all of such books and records will be in the possession of the Labor Company or the applicable Acquired Company.
     Section 3.7 Accounts Receivable; Bank Accounts.
     (a) Other than Consumer Loans, all notes and accounts receivable are reflected properly on the Financial Statements referenced in Section 3.5 or the accounting records of the Acquired Companies as of each Closing Date and represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Such notes and accounts receivable
[***Confidential Treatment Requested]

will as of each Closing Date be current and collectible, net of the respective reserves shown in the corresponding line items on the applicable Financial Statements referenced in Section 3.5 or on the accounting records of the Acquired Companies and the Labor Company as of each Closing Date, as the case may be (which reserves have been calculated consistent with the past custom and practice of the Acquired Companies and the Labor Company). There is no contest, claim, defense or right of setoff relating to the amount or validity of such note or account receivable. Section 3.7(a) of the Seller Disclosure Schedule sets forth an accurate and complete list and the aging of all such notes and accounts receivable as of the date of the Creazione Interim Balance Sheet.
     (b) Section 3.7(b) of the Seller Disclosure Schedule sets forth an accurate and complete list of the names and addresses of all banks and financial institutions in which any Acquired Company and the Labor Company has an account, deposit, safe-deposit box, line of credit or other loan facility or relationship, or lock box or other arrangement for the collection of accounts receivable, with the names of all Persons authorized to draw or borrow thereon or to obtain access thereto.
     Section 3.8 Consumer Loans.
     (a) All Consumer Loans made by the Creazione Companies have been made in compliance and in accordance with all applicable Laws. All interest, fees and charges on each Consumer Loan do not exceed the maximum rate of interest, charges and fees allowed by applicable Law. With respect to pawn loans, all pawn tickets (boletas de empeño) accurately reflect, in all material respects, that all outstanding pawn loans bear no more than the maximum lawful finance charge and other lawful charges, if any, applicable to the transaction and merchandize pawned.
     (b) All Consumer Loan accounts, documents, files, pawn tickets containing the loan contract (boletas de empeño), and other evidences of indebtedness or evidences of accounts receivable reflected by the Creazione Companies’ books and records as owed to and owned by the Creazione Companies (collectively, the “Consumer Loans, Documents and Files”) represent bona fide assets of the Creazione Companies and bona fide transactions between a Creazione Company and the respective parties to such transactions.
     (c) The Creazione Companies’ books and records that are being delivered to the Purchaser contain an accurate record of the Consumer Loans and the Consumer Loans, Documents and Files for each loan written, the amount loaned, the interest charge and other charges, if any, to accrue thereon, renewals thereof, and an accurate description, in all material respects, of the pledged goods.
     (d) Attached to Section 3.8(d) of the Seller Disclosure Schedule is a true, complete and correct copy of the standard agreements (the “Standard Forms”) used by the Creazione Companies for the creation of Consumer Loans.
     (e) Except as set forth on Section 3.8(e) of the Seller Disclosure Schedule, each Consumer Loan has been created using such Standard Forms without material modification or substitution (except as may be consistent with the Acquired Companies’ ordinary course of business – provided that any Consumer Loan with a material modification or substitution is listed on Section 3.8(e) of the Seller Disclosure Schedule) except where any failure to use such Standard Forms would not, either individually or in the aggregate, have a Material Adverse Effect; provided, however, that, except as provided on Section 3.8(e) of the Seller Disclosure Schedule, the aggregate value of the principal amount of all Consumer Loans created on forms other than on such Standard Forms does not exceed a total value of US$100,000 (or its equivalent in Pesos) in the aggregate for all locations.
[***Confidential Treatment Requested]

     (f) The Standard Forms have been properly registered with the National Commission for the Protection and Defense of Users of Financial Services (Comisión Nacional para la Protección y Defensa de los Usuarios de Servicios Financieros or “CONDUSEF”).
     (g) All pawned merchandise reflected by the Creazione Companies’ books and records is collateralized as required by Law and is collateralized so that the Creazione Companies have a lawful and valid security interest and first lien on such pawned merchandise, except where the failure to do so would not, either individually or in the aggregate, have a Material Adverse Effect; provided, however, that (i) in no event does the aggregate value of all pawned merchandise which is not collateralized as required by Law and/or for which the applicable Acquired Company has no valid security interest and/or a valid first lien on such pawned merchandise exceed a total value of US$100,000 (or its equivalent in Pesos) in the aggregate for all locations, and (ii) the loan balance attributable to pawned merchandise that is not collateralized as required by Law and/or for which the applicable Acquired Company has no valid security interest and/or a valid first lien shall not be considered in the calculation of the Loan Balance Threshold.
     (h) All pawned merchandise is physically present on the premises of the Acquired Companies’ businesses, and all such merchandise is available for redemption.
     (i) The Consumer Loans, Documents and Files represent or will represent valid and enforceable obligations arising from transactions actually made or performed by the applicable Creazione Company in the ordinary course of its business; provided, however, that the number of Consumer Loans will fluctuate between the date of this Agreement and each Closing Date in normal course of business of the Creazione Companies.
     (j) Section 3.8(j) of the Seller Disclosure Schedule sets forth an accurate summary of all Customer Receivables and Consumer Loan balances in the aggregate on a store-by-store basis as of October 31, 2008.
     (k) Except as set forth on Section 3.8(k) of the Seller Disclosure Schedule, there is no contest, claim, defense or right of setoff, other than returns in the ordinary course of business of the Acquired Companies, relating to the amount or validity of the Customer Receivables, and the Acquired Companies have not waived any material terms of any Customer Receivable (except as may be consistent with the ordinary course of business of the Acquired Companies – provided that any such consistent waiver of material terms is described in detail on Section 3.8(k) of the Seller Disclosure Schedule).
     (l) Attached to Section 3.8(l) of the Seller Disclosure Schedule is a detailed description of any and all business rules and underwriting guidelines Acquired Companies follow in receiving loan applications and in denying, approving, originating, making, documenting, holding, servicing and collecting all Customer Receivables (collectively, the “Business Rules”).
     (m) Attached to Section 3.8(m) of the Seller Disclosure Schedule are true, complete and correct copies of all documentation used by Acquired Companies, whether in use now or at any point during the previous five (5) years, in originating, making, documenting, holding, servicing and collecting all Customer Receivables (in blank and sample completed forms) (collectively, the “Customer Transaction Documents”). None of the Acquired Companies makes any loans other than pawn loans. All such pawn loans are made pursuant to the Customer Transaction Documents.
     (n) In addition to, and without limiting the foregoing, the Consumer Loans, Documents and Files, the Business Rules and the Customer Transaction Documents, including, without limitation, the authorizations granted by consumers in favor of the applicable Acquired Company and contained in the
[***Confidential Treatment Requested]

Consumer Loans, Documents and Files, are complete in every material respect and comply with all Laws except for any immaterial noncompliances that would not individually or in the aggregate have a Material Adverse Effect.
     Section 3.9 No Undisclosed Liabilities. The Acquired Companies and the Labor Company have no material Liabilities, individually or in the aggregate, except for (a) Liabilities accrued or expressly reserved for in line items on the Interim Balance Sheets (including the footnotes thereto) and (b) Liabilities incurred in the ordinary course of business after the date of the applicable Interim Balance Sheet consistent with past practice, (c) Liabilities listed in Section 3.9 of the Seller Disclosure Schedule, and (d) contractual obligations not reflected on the face of the applicable Interim Balance Sheet which are attributable to periods after the last day of the period covered thereby and are disclosed in the Seller Disclosure Schedule.
     Section 3.10 Absence of Certain Changes and Events. Since the date of the applicable Interim Balance Sheet, each Acquired Company and the Labor Company has conducted its business only in the ordinary course of business and there has not been any change or event that has had or would reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, since the date of the applicable Interim Balance Sheet and except as set forth on Section 3.10 of the Seller Disclosure Schedule, there has not been any:
     (a) sale, lease, license, pledge or other disposition of, or Encumbrance on, any of its properties or assets other than assets sold in satisfaction of pawn loans or sales or transactions in the ordinary course of business;
     (b) except as expressly contemplated by the Merger Agreement, acquisition by any Acquired Company or the Labor Company of any properties or assets that are material to any Acquired Company individually or in the aggregate;
     (c) (i) increase in the compensation or fringe benefits of, or payment of any bonus to, any manager, director, officer, employee or consultant or other independent contractor of any Acquired Company or the Labor Company, (ii) amendment or acceleration by any Acquired Company or the Labor Company of the payment, right to payment or vesting of any compensation or benefits, (iii) payment by any Acquired Company or the Labor Company of any benefit not provided for as of the date of this Agreement under any Acquired Company Plan, (iv) grant by any Acquired Company or the Labor Company of any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, or the removal of existing restrictions in any Acquired Company Plans or Contracts or awards made thereunder or (v) any action by any Acquired Company or the Labor Company other than in the ordinary course of business to fund or in any other way secure the payment of compensation or benefits under any Acquired Company Plan;
     (d) cancellation, compromise, release or waiver of any claims or rights (or series of related claims or rights) with a value to the Acquired Companies or the Labor Company exceeding US$25,000 (or its equivalent in Pesos) or otherwise outside the ordinary course of business;
     (e) settlement or compromise in connection with any Proceeding involving any Acquired Company, the Labor Company or any Seller Party;
[***Confidential Treatment Requested]

     (f) capital expenditure or other expenditure by the Acquired Companies or the Labor Company with respect to property, plant or equipment in excess of US$25,000 (or its equivalent in Pesos) in the aggregate;
     (g) change in the Acquired Companies’ or the Labor Company’s accounting principles, methods or practices or investment practices, including any changes as were necessary to conform with GAAP;
     (h) acceleration or delay in the payment of accounts payable or other Liabilities or in the collection of notes or accounts receivable;
     (i) making or rescission by any Acquired Company or the Labor Company of any Tax election, settlement or compromise of any Tax Liability or amendment of any Tax Return; or
     (j) authorization of, or entry into a Contract by, any Acquired Company or the Labor Company to take any of the actions described in this Section 3.10.
     Section 3.11 Title to and Condition of Assets. Except as set forth on Section 3.11 of the Seller Disclosure Schedule and except for any Encumbrances created by the Existing Credit Documents, which Encumbrances shall be released prior to or in connection with the Option Closing, and except as otherwise disclosed in Section 3.11 of the Seller Disclosure Schedule, each Acquired Company and the Labor Company has good and marketable title to, or in the case of leased properties and assets, valid leasehold interests in, all of its properties and assets, tangible or intangible, free and clear of any Encumbrances. Each Acquired Company and the Labor Company owns or leases all tangible assets used in or necessary to conduct its business as currently conducted by the Acquired Companies and the Labor Company. Each such tangible asset is in good operating condition and repair, ordinary wear and tear excepted.
     Section 3.12 Leased Real Property.
     (a) No Acquired Company owns or has ever owned any real property.
     (b) Section 3.12(b) of the Seller Disclosure Schedule sets forth an accurate and complete description (by street address of the subject leased real property, the date and term of the lease, sublease or other occupancy right, the name of the parties thereto, each amendment thereto and the aggregate annual rent payable thereunder) of all land, buildings, structures, fixtures, improvements and other interests in real property that are leased or otherwise occupied by the Labor Company or any Acquired Company (the “Leased Real Property”). The Acquired Companies and the Labor Company hold valid leasehold interests in the Leased Real Property, free and clear of any Encumbrances. The Seller Parties have made available to the Purchaser physically or in the Data Room accurate and complete copies of all leases and subleases and all amendments, renewals and modifications thereto (collectively, the “Leases”) relating to the Leased Real Property and all other Contracts granting a right in or relating to the Leased Real Property and all Contracts and other documents evidencing, creating or constituting Encumbrances upon or rights in the Leased Real Property. All such documents are listed on Section 3.12(b) of the Seller Disclosure Schedule. With respect to each such Lease, no Acquired Company or the Labor Company has exercised or given any notice of exercise of, nor has any lessor or landlord exercised or given any notice of exercise by such party of, any option, right of first offer or right of first refusal contained in any such Lease. The rental set forth in each lease of the Leased Real Property is the actual rental being paid, and there are no separate agreements or understandings with respect to the same. No Person other than the Acquired Companies or the Labor Company is in possession of any portion of the Leased Real Property. Except as set forth in Section 3.12(b) of the Seller Disclosure Schedule, none of any Acquired Company,
[***Confidential Treatment Requested]

the Labor Company or any Seller Party has granted to any Person the right to use or occupy any portion of any parcel of Leased Real Property, and the Acquired Companies and the Labor Company have received no notice, and the Acquired Companies and the Labor Company have no Knowledge, of any claim of any Person to the contrary.
     (c) Each applicable Acquired Company and the Labor Company is in peaceful and undisturbed possession of the Leased Real Property, and there are no contractual or legal restrictions that preclude or restrict the ability of any Acquired Company or the Labor Company to use such Leased Real Property for the purposes for which it is currently being used.
     (d) Use of the Leased Real Property for the various purposes for which it is presently being used is permitted as of right under applicable zoning Laws and is not subject to “permitted non-conforming” use or structure classifications. To the Knowledge of the Acquired Companies or the Labor Company, all buildings, fixtures and other improvements, including the roof, foundation and floors and the heating, ventilation, air conditioning, mechanical, electrical and other building systems, located on the Leased Real Property (collectively, the “Improvements”) are in material compliance with all applicable Laws, including those pertaining to health and safety, zoning, building and the disabled. To the actual knowledge of the Acquired Companies and the Labor Company, there is no existing or proposed plan to modify or realign any street or highway or any existing, proposed or, threatened expropriation, eminent domain or other Proceeding that would result in the taking of all or any part of any Leased Real Property or that would prevent or hinder the continued use and enjoyment of any Leased Real Property as heretofore used in the conduct of the businesses of the Acquired Companies or the Labor Company.
     (e) To the actual knowledge of the Acquired Companies and the Labor Company, the Improvements are structurally sound, are in good operating condition and repair, ordinary wear and tear excepted, are free from patent defects, are suitable for the purposes for which they are being used and planned to be used by the Acquired Companies and the Labor Company and have been maintained in accordance with normal industry practice. The Leased Real Property constitutes all such property used in or necessary to conduct the businesses of the Acquired Companies and the Labor Company as conducted and as currently planned to be conducted by the Acquired Companies and the Labor Company.
     Section 3.13 Intellectual Property.
     (a) Immaterial IP. To the Acquired Companies’ Knowledge, each Acquired Company owns, or possesses valid licenses to use, any Immaterial IP licensed or used by any Acquired Company without conflict with the rights of others. As used herein, the term “Immaterial IP” means any software, domain names, trademarks, service marks, trades dress, trade names, assumed or fictitious names and registered copyrights that is in the ownership of any Acquired Company or used by the Acquired Companies, in the ordinary course of their respective businesses as of, and immediately prior to, the date hereof, and which, if the Acquired Companies’ ability to use the same in substantially the same manner in which the Acquired Companies are using the same in the ordinary course of their respective businesses as of, and prior to, the date hereof, was lost or hindered, would not have a Material Adverse Effect, either individually or in the aggregate.
     (b) Material IP. Each Acquired Company owns, or possesses valid licenses to use, any Material IP (as defined below) licensed or used by any Acquired Company without conflict with the rights of others. Set forth on Section 3.13(b) of the Seller Disclosure Schedule is a description of all (i) software, domain names, trademarks, trade names, trade dress, assumed or fictitious business names, service marks and registered copyrights (if any) for any of the foregoing that are owned or used by the Acquired Companies in the ordinary course of their respective businesses as of, and immediately prior to, the date hereof, other than Immaterial IP (collectively, “Material IP”); (ii) written license or other written
[***Confidential Treatment Requested]

agreements in effect as of the date hereof under which the Acquired Companies grant any Person rights to use any of the Material IP and/or Immaterial IP, and (iii) written license or other written agreements in effect as of the date hereof pursuant to which any of the Acquired Companies obtained the right to use any Material IP and/or, to the Acquired Companies’ Knowledge, any Immaterial IP owned by any third Person. To the Acquired Companies’ Knowledge, none of the Acquired Companies’ require any material trademarks, service marks, copyrights, patents, trade names or trade secrets of any third Person other than the Material IP to conduct their respective businesses as such businesses are conducted immediately prior to the date hereof.
     (c) Licenses. Except as set forth in Section 3.13(c) of the Seller Disclosure Schedule, the Acquired Companies have not within the two (2) year period immediately preceding the date of this Agreement granted any Person any rights in any of the Material IP or, to the Acquired Companies’ Knowledge, any Immaterial IP, and, to the Acquired Companies’ Knowledge, the Acquired Companies’ use of the Acquired Companies’ IP has not infringed any trademark, service mark, copyright, patent, trade name or trade secret of any third Person. Except as set forth in Section 3.13(c) of the Seller Disclosure Schedule, the Acquired Companies’ IP and any and all license agreements covering such Acquired Companies’ IP are, or will on the Closing Date be, freely transferable to consumate any transaction hereunder, free and clear of all mortgages, licenses, liens, pledges, charges, security interests, or encumbrances. With regard to any Material IP and, to the Acquired Companies’ Knowledge, with regard to any Acquired Companies’ IP other than Material IP, neither this Agreement nor the consummation of any transaction hereunder will cause any termination or expiration of any license or other agreement granting any of the Acquired Companies’ the right to use any Acquired Companies’ IP or give any party under any such license or other agreement (other than any of the Acquired Companies) the right to terminate any such license or other agreement. Except as set forth in Section 3.13(c) of the Seller Disclosure Schedule, the Acquired Companies have not received any written claim from any Person claiming to own or hold a license to use any of the Acquired Companies’ IP owned by any Acquired Company, and, to the Acquired Companies’ Knowledge, there is no valid basis for any such claim. Except as set forth in Section 3.13(c), the Acquired Companies’ rights in the Acquired Companies’ IP is valid and subsisting, has not been canceled, abandoned or otherwise terminated by, or as a result of action or inaction of, the Acquired Companies and, if applicable, rights therein have been duly issued or filed by the Acquired Companies, and each registration and application of any copyright, trademark, trade name, and domain name owned by any of the Acquired Companies identifies such of the Acquired Companies as the owner thereof and is, to the Acquired Companies’ Knowledge, valid and enforceable. The term “Acquired Companies’ IP” means, collectively all and individually any, Material IP, Immaterial IP, and trade secrets (including, without limitation, customer lists) and unregistered copyrights that are owned or used by the Acquired Companies in the ordinary course of their respective businesses as of, and immediately prior to, the date hereof.
     (d) No Infringement. No Acquired Company has received any claim or been served any complaint, and, to the Acquired Companies’ Knowledge, no basis for any such claim or complaint exists and no lawsuit has been filed or threatened, alleging that the Acquired Companies’ use of any Acquired Companies’ IP has infringed any copyright, trade secret, trademark, trade name, trade dress or other proprietary rights of any Person.
     (e) Trade Secrets. Except as set forth on Section 3.13(e) of the Seller Disclosure Schedule (including, without limitation, any of the agreements listed therein), the Acquired Companies have the right to use, free and clear of any claims or rights of others, all of the Acquired Companies’ trade secrets and customer lists (subject to privacy law restrictions and the Acquired Companies’ privacy-related policies, which privacy-related policies are described on Section 3.13(e) of the Seller Disclosure Schedule) required for the marketing, as is currently being conducted by the Acquired Companies, of all merchandise and services presently sold or marketed by the Acquired Companies; provided, however,
[***Confidential Treatment Requested]

that any claims or rights of others of which the Acquired Companies have no Knowledge and which would not have a Material Adverse Effect, either individually or in the aggregate, are excepted under this Section 3.13(e).
     (f) Laws of Industrial Property. None of the Seller Parties or any of the Acquired Companies has taken any action or failed to take any action that constitutes or would result in a material violation of the Law of Industrial Property (Ley de la Propiedad Industrial), Articles 142 and 142 Bis or the Regulations of the Law of Industrial Property (Reglamento de la Ley de Propiedad Industrial) or Liability of any Acquired Party or the Purchaser thereunder.
     (g) Limitation. Section 3.13 sets forth the Seller Parties’ sole representations or warranties regarding or relating to (i) ownership and use and license rights to any Acquired Companies’ IP, or (ii) any infringement or alleged infringement of any copyright, patent, trade secret, trademark, service mark or other intellectual property, or (iii) any claim, threat or action relating to such infringement or alleged infringement. Accordingly, and notwithstanding any other provision of this Agreement, no such infringement or alleged infringement (or claim, threat or action relating thereto) shall be deemed to constitute or give rise to any breach or violation of any representation, warranty or other provision set forth in any part of this Agreement other than this Section 3.13. For avoidance of doubt, nothing in this Section 3.13(g) limits any of the representations or warranties set forth in this Section 3.13.
     Section 3.14 Contracts.
     (a) Section 3.14(a) of the Seller Disclosure Schedule sets forth an accurate and complete list of each Contract to which any Acquired Company or the Labor Company is a party, by which any Acquired Company or the Labor Company, or any of their respective properties or assets is bound or affected or pursuant to which any Acquired Party or the Labor Company is an obligor or a beneficiary, which:
     (i) involves performance of services or delivery of goods or materials, the performance of which extends over a period of more than one year or that otherwise involves an amount or value in excess of US$50,000 (or its equivalent in Pesos);
     (ii) is for capital expenditures in excess of US$50,000 (or its equivalent in Pesos);
     (iii) is a mortgage, indenture, guarantee, loan or credit agreement, security agreement or other Contract relating to the borrowing of money or extension of credit in excess of US$50,000 (or its equivalent in Pesos), other than accounts receivable and accounts payable in the ordinary course of business;
     (iv) is a Lease, or that otherwise affects the ownership of, leasing of, title to, or use of, any real or personal property having a value in excess of US$50,000 (or its equivalent in Pesos);
     (v) is a license or other Contract under which any Acquired Company has licensed or otherwise granted rights in any Acquired Companies’ IP to any Person;
     (vi) is for the employment of, or receipt of any services from the ten most highly compensated employees of the Acquired Companies or the Labor Company on an annual basis;
[***Confidential Treatment Requested]

     (vii) provides for severance, termination or similar pay to any current or former manager, director, officer, employee or consultant or other independent contractor of any Acquired Company or the Labor Company other than what is required by applicable Laws;
     (viii) provides for a loan or advance of any amount to any manager, director, employee or officer of an Acquired Company or the Labor Company in excess of US$50,000 (or its equivalent in Pesos), other than advances for travel and other appropriate business expenses in the ordinary course of business;
     (ix) licenses any third party to provide services similar to those provided by any of the Acquired Companies;
     (x) is a joint venture, partnership or other Contract involving any joint conduct or sharing of any business, venture or enterprise, or a sharing of profits or losses or pursuant to which any Acquired Company has any ownership interest in any other Person or business enterprise;
     (xi) contains any covenant limiting the right of any Acquired Company to engage in any line of business or to compete (geographically or otherwise) with any Person;
     (xii) is a confidentiality or non-disclosure agreement;
     (xiii) involves payments based, in whole or in part, on profits, revenues, fee income or other financial performance measures of any Acquired Company or the Labor Company;
     (xiv) is a power of attorney or a mandato granted by or on behalf of any Acquired Company or the Labor Company;
     (xv) is a written warranty, guaranty or other similar undertaking with respect to contractual performance extended by any Acquired Company or the Labor Company other than in the ordinary course of business;
     (xvi) is a settlement agreement with respect to any pending or threatened Proceeding entered into since August 9, 2007 and which has been satisfied other than (A) releases immaterial in nature or amount entered into with former employees or independent contractors of the Acquired Companies or the Labor Company in the ordinary course of business in connection with routine cessation of such employee’s or independent contractor’s employment or engagement with the Acquired Companies or the Labor Company or (B) settlement agreements for cash only which, in each case, has been paid and does not exceed US$50,000 (or its equivalent in Pesos) as to such settlement;
     (xvii) was entered into other than in the ordinary course of business and that involves an amount or value in excess of US$50,000 (or its equivalent in Pesos) or contains or provides for an express undertaking by the Acquired Companies or the Labor Company to be responsible for consequential damages; or
     (xviii) under which the consequences of a default or termination would reasonably be expected to have a Material Adverse Effect.
     (b) The Seller Parties have made available to the Purchaser physically or in the Data Room an accurate and complete copy (in the case of each written Contract) or an accurate and complete written
[***Confidential Treatment Requested]

summary (in the case of each oral Contract) of each of the Contracts required to be listed in Section 3.14(a) of the Seller Disclosure Schedule. With respect to each such Contract required to be listed:
     (i) the Contract is legal, valid, binding, enforceable and in full force and effect except to the extent it has previously expired in accordance with its terms or except as the same may be limited by insolvency, moratorium, bankruptcy or other similar laws affecting creditor’s rights and general principles of equity affecting the availability of specific performance and other equitable remedies;
     (ii) each Acquired Company, the Labor Company and, to the Acquired Companies’ Knowledge, the other parties to the Contract have performed all of their respective material obligations required to be performed under the Contract;
     (iii) none of the Acquired Companies, the Labor Company or, to the Acquired Companies’ Knowledge, any other party to the Contract is in breach or default under the Contract and no event has occurred or circumstance exists that (with or without notice, lapse of time or both) would constitute a breach or default by any Acquired Company, the Labor Company or, to the Acquired Companies’ Knowledge, any such other party or permit termination, cancellation, acceleration, suspension or modification of any obligation or loss of any material benefit under, result in any payment becoming due under, result in the imposition of any Encumbrances on any of the assets of the Acquired Companies or the Labor Company under, or otherwise give rise to any right on the part of any Person to exercise any remedy or obtain any relief under, the Contract, nor has any Acquired Company or the Labor Company given or received notice or other communication alleging the same; and
     (iv) the Contract is not under negotiation (nor has written demand for any renegotiation been made), no party has repudiated any portion of the Contract and the Acquired Companies have no Knowledge that any party to the Contract does not intend to renew it at the end of its current term.
     (c) Except as set forth on Section 3.14(c) of the Seller Disclosure Schedule, to the Seller Parties’ actual knowledge, no manager, officer, director, agent, employee or consultant or other independent contractor of any Acquired Company or the Labor Company is a party to, or is otherwise bound by, any Contract, including any confidentiality, non-competition or proprietary rights agreement, with any other Person that in any way adversely affects or will affect (i) the performance of his or her duties for any Acquired Company or the Labor Company, (ii) his or her ability to assign to any Acquired Company or the Labor Company rights to any invention, improvement, discovery or information relating to the businesses of the Acquired Companies or the Labor Company or (iii) the ability of any Acquired Company or the Labor Company to conduct its business as currently conducted or as currently proposed to be conducted.
     Section 3.15 Tax Matters.
     (a) Except as provided in Section 3.15(a) of the Seller Disclosure Schedule, all Tax Returns of the Labor Company and each Acquired Company required to be filed on or before the Option Closing Date have been timely filed in accordance with applicable Laws, and each such Tax Return is accurate and complete in all material respects. Each Acquired Company and the Labor Company have timely paid all Taxes due with respect to the taxable periods covered by such Tax Returns and all other Taxes (whether or not shown on any Tax Return). To the Sellers’ Knowledge, no claim has ever been made by a Governmental Authority in a jurisdiction where any Acquired Company or the Labor Company does not file a Tax Return that such Acquired Company or the Labor Company is or may be subject to taxation by
[***Confidential Treatment Requested]

that jurisdiction. Neither the Labor Company nor any Acquired Company has requested an extension of time within which to file any Tax Return which has not since been filed. The Seller Parties have made available to the Purchaser physically or in the Data Room accurate and complete copies of all Tax Returns of each Acquired Company and the Labor Company for the years ended 2003, 2004, 2005, 2006 and 2007. A list of all such Tax Returns is set forth on Section 3.15(a) of the Seller Disclosure Schedule.
     (b) Except as provided in Section 3.15(b) of the Seller Disclosure Schedule, none of the Acquired Companies or the Labor Company has or will have Liability for Taxes other than those reflected as Liabilities in line items on the Interim Balance Sheets. The Acquired Companies and the Labor Company have timely paid all Taxes that have become due or payable (whether or not shown on a Tax Return) and have adequately reserved in the Financial Statements in accordance with GAAP for all Taxes (whether or not shown on any Tax Return) that have accrued but are not yet due or payable as of the dates thereof. The Acquired Companies and the Labor Company have no present or contingent liability for Taxes, other than Taxes incurred in the ordinary course of business thereof and reflected on the most recent balance sheet included in the Financial Statements or incurred in the ordinary course of business since the date of the most recent Financial Statements consistent with past practice. Since the date of the applicable Interim Balance Sheet, neither the Labor Company nor any Acquired Company has incurred any Liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP. No Acquired Company will incur, directly or indirectly, any Liability for Taxes as a result of the Merger.
     (c) Except as provided in Section 3.15(c) of the Seller Disclosure Schedule, all Taxes that any Acquired Company or the Labor Company is required by Law to withhold or collect, including sales and use Taxes and amounts required to be withheld or collected in connection with any amount paid or owing to any employee, independent contractor, creditor, stockholder, or other Person, have been duly withheld or collected. To the extent required by applicable Law, all such amounts have been paid over to the proper Governmental Authority or, to the extent not yet due and payable, are held in separate bank accounts for such purpose.
     (d) Except as provided in Section 3.15(d) of the Seller Disclosure Schedule, to the Acquired Companies’ Knowledge, neither the Acquired Companies nor the Labor Company have received any notice – formal or informal, written or (in the case of [***] or [***]) oral – that any Governmental Authority will assess any additional Taxes for any period for which Tax Returns have been filed. No federal, state, local or foreign audits or other Proceedings are pending or being conducted, nor has any Acquired Company or Labor Company received any (i) notice from any Governmental Authority that any such audit or other Proceeding is pending, threatened or contemplated, (ii) request for information related to Tax matters or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Governmental Authority against any Acquired Company or the Labor Company, with respect to any Taxes due from or with respect to any Acquired Company or the Labor Company or any Tax Return filed by or with respect to any Acquired Company. No Acquired Company has granted or been requested to grant any waiver of any statutes of limitations applicable to any claim for Taxes or with respect to any Tax assessment or deficiency. The Seller Parties have made available to the Purchaser physically or in the Data Room accurate and complete copies of all examination reports and statements of deficiencies assessed against or agreed to by any Acquired Company or the Labor Company since January 1, 2003. A list of all such reports and statements appears on Section 3.15(d) of the Seller Disclosure Schedule.
     (e) Except as provided in Section 3.15(e) of the Seller Disclosure Schedule, all Tax deficiencies that have been claimed, proposed or asserted in writing against any Acquired Company or the Labor Company have been fully paid or finally settled, and no issue has been raised in writing in any examination which, by application of similar principles, could be expected to result in the proposal or assertion of a Tax deficiency for any other year not so examined.
[***Confidential Treatment Requested]

     (f) Except as provided in Section 3.15(f) of the Seller Disclosure Schedule, no position has been taken on any Tax Return with respect to the business or operations of any Acquired Company or the Labor Company for a taxable period for which the statute of limitations for the assessment of any Taxes with respect thereto has not expired that is contrary to any publicly announced position of a taxing authority or that is substantially similar to any position which a taxing authority has successfully challenged in the course of an examination of a Tax Return of any Acquired Company or the Labor Company. The Labor Company and each Acquired Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of income Tax.
     (g) No Acquired Company or the Labor Company is a party to or bound by any Tax sharing agreement, Tax indemnity obligation or similar Contract or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other Contract relating to Taxes with any Governmental Authority) and neither the Labor Company nor any Acquired Company has any liability to another party under any such agreement.
     (h) There are no Encumbrances upon any properties or assets of any Acquired Company or the Labor Company arising from any failure or alleged failure to pay any Tax (other than Encumbrances relating to Taxes not yet due and payable and for which adequate reserves have been recorded in line items on the Interim Balance Sheets).
     (i) Except as provided in Section 3.15(i) of the Seller Disclosure Schedule, no Acquired Company or the Labor Company is or has been owned, directly or indirectly, by U.S. persons.
     (j) Except as provided in Section 3.15(j) of the Seller Disclosure Schedule, no Acquired Company or the Labor Company is or has been characterized for U.S. tax purposes as a Passive Foreign Investment Company or Controlled Foreign Corporation.
     (k) Except as provided in Section 3.15(k) of the Seller Disclosure Schedule, no Acquired Company has made an election under U.S. Treasury Regulation Section 301.7701-3 to be characterized as a partnership or disregarded entity for U.S. tax purposes.
     Section 3.16 Employee Benefit Matters.
     Section 3.16 of the Seller Disclosure Schedule, lists each Acquired Company Plan and each of the following is true:
     (a) Section 3.16(a) of the Seller Disclosure Schedule reflects all of the material Liabilities of each Acquired Company and the Labor Company as an employer with respect to its employees and all Governmental Authorities, arising under all applicable Laws, as well as under each Acquired Company Plan in compliance with applicable Laws; and
     (b) Except as set forth in Section 3.16(b) of the Seller Disclosure Schedule, all Acquired Company Plans comply with applicable Law in all material respects.
     Section 3.17 Employment and Labor Matters.
     (a) Except as set forth in Section 3.17(a) of the Seller Disclosure Schedule, each of the Acquired Companies and the Labor Company have complied in all material respects with all applicable Laws relating to employment practices, terms and conditions of employment, nondiscrimination, the ability of non-citizens to work in Mexico, wages, hours, benefits, collective bargaining and plant closing.
[***Confidential Treatment Requested]

Neither the Labor Company nor any Acquired Company is liable for the payment of any material fines, penalties or other amounts, however designated, for failure to comply with any applicable Law.
     (b) Except as set forth in Section 3.17(b) of the Seller Disclosure Schedule, there are no material individual or collective Proceedings pending with respect to profit sharing or any employment benefits, nor with respect to any other employment-related obligations of any kind, including, but not limited to, any and all mandatory as well as non-mandatory benefits, contributions, salaries and agreed-on benefits, involving any Acquired Company or the Labor Company, or that, to the Acquired Companies’ Knowledge, are threatened, and the Acquired Companies do not have any Knowledge of any facts which could give rise to any such Proceedings. All mandatory and voluntarily acquired contributions and employment-related payments, required as of any Closing Date, have been legally and timely paid. Furthermore, there are no Proceedings pending or threatened with respect to hiring, promotion, dismissal or any kind of employment termination of employees of any Acquired Company or the Labor Company.
     (c) Except as set forth in Section 3.17(c) of the Seller Disclosure Schedule, (i) there is not presently pending or existing, and to the Acquired Companies’ Knowledge there is not threatened, any strike, slowdown, picketing, employee grievance process or other work stoppage or labor dispute involving any Acquired Company or the Labor Company, (ii) no event has occurred or circumstance exists that may provide the basis for any such work stoppage or labor dispute, (iii) there is no lockout of any employees by any Acquired Company or the Labor Company, and (iv) no Acquired Company or the Labor Company contemplates any such action.
     (d) Except as set forth in Section 3.17(d) of the Seller Disclosure Schedule, (i) there is not pending or, to the Acquired Companies’ Knowledge, threatened any material Proceeding against or affecting any Acquired Company or the Labor Company relating to the alleged violation of any Law pertaining to labor relations or employment matters, (ii) no grievance or arbitration Proceeding exists that might cause a Material Adverse Effect upon any Acquired Company or the Labor Company or the conduct of their respective businesses, and (iii) there has been no charge of discrimination filed against or, to the Acquired Companies’ Knowledge, threatened against any Acquired Company or the Labor Company.
     (e) Section 3.17(e) of Seller Disclosure Schedule contains a list of the following information for each director, officer, employee, independent contractor, consultant and agent of or performing services for any Acquired Company or the Labor Company, including each employee on leave of absence or layoff status: name, employer, job title, date of hiring or engagement, date of commencement, current compensation paid or payable and any change in compensation in the last six months, as well as sick and vacation leave that is accrued but unused.
     (f) To the Acquired Companies’ Knowledge, no employee, director, officer, agent, consultant or contractor of any Acquired Company or the Labor Company is a party to, or is otherwise bound by, any Contract, that in any way adversely affects or will affect (i) the performance of his or her duties for such Acquired Company or the Labor Company, or (ii) the ability of such Acquired Company or the Labor Company to conduct its business. To the Acquired Companies’ Knowledge, no director, officer, key employee or group of employees of any Acquired Company or the Labor Company intends to terminate his or her employment with such Acquired Company or the Labor Company within the next year.
     Section 3.18 Environmental, Health and Safety Matters.
     (a) Except as disclosed on Section 3.18 of the Seller Disclosure Schedule, the Labor Company and each Acquired Company are, and, to the Seller Parties’ Knowledge, at all times have been,
[***Confidential Treatment Requested]

in compliance in all material respects with all, and not subject to any Liability under any, Environmental Laws and Occupational Safety and Health Laws. Without limiting the generality of the foregoing, the Labor Company and each Acquired Company and its respective Affiliates have obtained and complied in all material respects with all Governmental Authorizations that are required pursuant to Environmental Laws and Occupational Safety and Health Laws for the occupation of their respective facilities and the operation of their respective businesses. An accurate and complete list of all such Governmental Authorizations is set forth in Section 3.18(a) of the Seller Disclosure Schedule.
     (b) Neither the Labor Company nor any Acquired Company has received any notice, report or other written communication or information regarding (i) any actual, alleged or potential violation of, or failure to comply with, any Environmental Law or Occupational Safety and Health Law in any material respect, or (ii) any Liability or potential Liability, including any investigatory, remedial or corrective obligation, relating to the Labor Company, any Acquired Company or any Leased Real Property or other property or facility currently or previously owned, leased, operated or controlled by the Labor Company or any Acquired Company arising under any Environmental Law or Occupational Safety and Health Law.
     (c) To the actual knowledge of the Seller Parties, no Hazardous Material, contamination, landfill, surface impoundment, disposal area, underground storage tank, groundwater monitoring well, drinking water well or production water well is present or, to the Acquired Companies’ Knowledge, has ever been present at any Leased Real Property other property or facility previously leased by any Acquired Company or the Labor Company.
     (d) Except as set forth on Section 3.18(d) of the Seller Disclosure Schedule, neither the Labor Company nor any Acquired Company has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, generated, manufactured, distributed, exposed any Person to or released any substance, including any Hazardous Material, or owned or operated any property or facility, in a manner that could reasonably be expected to give rise to, any Liability, including any Liability for fines, penalties, response costs, corrective costs, personal injury, property damage, natural resources damage or attorneys’ fees, pursuant to any Environmental Law or Occupational Safety and Health Law.
     (e) Neither the Labor Company nor any Acquired Company has, either expressly or by operation of Law, assumed, undertaken, provided an indemnity with respect to or otherwise become subject to any Liability, including any obligation for corrective or remedial action, of any other Person relating to any Environmental Law.
     (f) No event has occurred or circumstance exists relating to the operations of, or the properties or facilities currently or previously owned, leased, operated or controlled by, the Labor Company or any Acquired Company that could reasonably be expected to (i) prevent, hinder or limit continued compliance in all material respects with any Environmental Law or Occupational Safety and Health Law, (ii) give rise to any material investigatory, remedial or corrective obligations pursuant to any Environmental Law or Occupational Safety and Health Law or (iii) give rise to any other material Liability pursuant to any Environmental Law or Occupational Safety and Health Law, including any Liability relating to onsite or offsite releases of, or exposure to, Hazardous Materials, personal injury, property damage or natural resources damage.
     Section 3.19 Compliance with Laws, Judgments and Governmental Authorizations.
     (a) Without limiting the scope of any other representation in this Agreement, each of the Acquired Companies and the Labor Company has complied with all Laws, Judgments and Governmental Authorizations applicable to it or to the conduct of its business or the ownership or use of any of its properties or assets, (and no Acquired Company has violated any such Laws, Judgments or Governmental
[***Confidential Treatment Requested]

Authorizations), including, without limitation, the Ley de Protección y Defensa al Usuario de Servicios Financieros, the Ley de Transparencia y Ordenamiento de los Servicios Financieros, the Ley General de Organizaciones y Actividades Auxiliares del Crédito, the Ley General de Títulos y Operaciones de Crédito, all anti-money laundering Laws, all usury and consumer protection related Laws and all debt collection Laws. None of the Labor Company, the Acquired Companies or any Seller Party or any officer, director, agent, employee, equity owner or other affiliate of any of the foregoing have taken any action which would cause the Labor Company, the Acquired Companies, the Seller Parties, the Purchaser or any of their respective officers, directors, agents, employees, equity owners or other Affiliates to be in violation of or to incur any liability under or with respect to applicable Laws prohibiting paying, offering or promising to pay amounts to a government official for the purpose of obtaining or retaining business for or with, or directing business to, any Person. Except as set forth on Section 3.19(a) of the Seller Disclosure Schedule, the Acquired Companies and the Labor Company have not received at any time since December 31, 2004 any notice or other communication (whether oral or written) from any Governmental Authority or any other Person regarding any actual, alleged or potential violation of, or failure to comply with, any Law, Judgment or Governmental Authorization, or any actual, alleged or potential obligation on the part of the Acquired Companies or the Labor Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. Each of the Acquired Companies has delivered or made available in all material respects notices to its customers and loan applicants in accordance with Law. A description of the disclosure notices made available to the Acquired Companies’ customers in the ordinary course of business is set forth on Section 3.19(a) of the Seller Disclosure Schedule.
     (b) Section 3.19(b) of the Seller Disclosure Schedule sets forth an accurate and complete list of each material Governmental Authorization held by the Labor Company and each Acquired Company or that otherwise relates to its business, all of which are valid and in full force and effect and will remain so following the Closing. The Governmental Authorizations listed in Section 3.19(b) of the Seller Disclosure Schedule collectively constitute all of the Governmental Authorizations necessary to conduct the business of the Labor Company and the Acquired Companies lawfully and in the manner in which the Labor Company and each Acquired Company currently conducts its business and to permit the Labor Company and each Acquired Company to own and use its assets in the manner in which it owns and uses such assets. All applications required to have been filed for the renewal of such Governmental Authorizations have been duly filed on a timely basis with the appropriate Governmental Authority, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Authority. Except as set forth in Section 3.19(b), all such Governmental Authorizations are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine fees or similar charges.
     (c) Section 3.19(c) of the Seller Disclosure Schedule sets forth an accurate and complete list of each material Judgment to which the Labor Company or any Acquired Company or any of the property or assets owned or used by the Labor Company or any Acquired Company, is or has been subject. To the Seller Parties’ actual knowledge, no manager, director, officer, employee or agent of the Labor Company or any Acquired Company is subject to any Judgment that prohibits such manager, director, officer, employee or agent from engaging in or continuing any conduct, activity or practice relating to the business of the Labor Company or any Acquired Company.
     (d) Except as set forth on Section 3.19(d) of the Seller Disclosure Schedule, neither the Labor Company nor any Acquired Company has made material sales or consummated any other material transactions outside the United Mexican States.
[***Confidential Treatment Requested]

     Section 3.20 Legal Proceedings. Section 3.20 of the Seller Disclosure Schedule sets forth an accurate and complete list of all pending Proceedings (a) by or against the Labor Company or any Acquired Company or that otherwise relate to or could reasonably be expected to affect the Labor Company’s or any Acquired Company’s business, properties or assets, (b) to the Acquired Companies’ Knowledge, by or against any of the managers, directors or officers of the Labor Company or any Acquired Company in their capacities as such or (c) that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with the business of the Labor Company or any Acquired Company or any of the Contemplated Transactions. To the Acquired Companies’ Knowledge, no Proceeding has been threatened, and no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding. The Seller Parties have made available to the Purchaser physically or in the Data Room accurate and complete copies of all pleadings, correspondence, audit response letters and other documents relating to such Proceedings. A list of all such documents related to such Proceedings is set forth on Section 3.20 of the Seller Disclosure Schedule. Such Proceedings will not, in the aggregate, have a Material Adverse Effect or restrain the Purchaser from performing its obligations under this Agreement or consummating the transactions contemplated by this Agreement.
     Section 3.21 Other Business Activities. Except as disclosed on Section 3.21 to the Seller Disclosure Schedule, all Other Business Activities of the Acquired Companies and the Labor Company are being conducted and transacted in material compliance with all applicable Laws, all of the Acquired Companies’ Policies and Procedures related thereto and all Contracts that relate to such Other Business Activities. A summary description of all Other Business Activities the Labor Company and the Acquired Companies are currently performing or that the Labor Company and the Acquired Companies have performed since December 31, 2003 is set forth on Section 3.21 to the Seller Disclosure Schedule. The Acquired Companies and the Labor Company have all material permits, licenses, approvals and consents necessary in order for the Acquired Companies and the Labor Company to lawfully conduct the Other Business Activities.
     Section 3.22 Intentionally deleted.
     Section 3.23 Policies and Procedures. The Seller Parties have previously delivered full, true and complete copies of all Acquired Companies’ Policies and Procedures to the Purchaser. To the Acquired Companies’ Knowledge, the Acquired Companies have operated their respective businesses in compliance with all such Acquired Companies’ Policies and Procedures.
     Section 3.24 Customer Service. The Acquired Companies do not currently implement or maintain any customer reward, layaway, store credit, refund, exchange, merchandise warranty (express and implied), or any other customer benefits or customer service type programs, policies and procedures relating to, or covering, any product or service offered to the customers of the Acquired Companies.
     Section 3.25 Insurance. Section 3.25 of the Seller Disclosure Schedule sets forth an accurate and complete list of all certificates of insurance, binders for insurance policies and insurance maintained by any Acquired Company or the Labor Company, or under which any Acquired Company or the Labor Company has been the beneficiary of coverage at any time within the past five years. All premiums due and payable under such certificates of insurance, binders and policies have been paid and the Labor Company and each Acquired Company is otherwise in material compliance with the terms thereof. The Acquired Companies have no Knowledge of any threatened termination of, or material premium increase with respect to, any such certificate of insurance, binder or policy, it being declared by the Seller Parties and acknowledged by the Purchaser that the Acquired Companies’ premiums are subject to increase based on the incidents set forth in Section 3.25 of the Seller Disclosure Schedule. Section 3.25 of the Seller Disclosure Schedule further sets forth an accurate and complete list of all outstanding claims asserted by
[***Confidential Treatment Requested]

any Acquired Company or the Labor Company pursuant to any such certificate of insurance, binder or policy, and describes the nature and status of the claims. Neither the Labor Company nor any Acquired Company has failed to give in a timely manner any notice of any material claim that may be insured under any certificate of insurance, binder or policy required to be listed in Section 3.25 of the Seller Disclosure Schedule and there are no outstanding material claims which have been denied or disputed by the insurer. The Acquired Companies and the Labor Company maintain, and at all times have maintained, in full force and effect, certificates of insurance, binders and policies of such types and in such amounts and for such risks, casualties and contingencies as are reasonably adequate to fully insure the Acquired Companies and the Labor Company against insurable losses, damages, claims and risks to or in connection with their respective businesses, properties, assets and operations and as are consistent with industry standards. Except as set forth on Section 3.25 of the Seller Disclosure Schedule, neither the Labor Company nor any Acquired Company has maintained, established, sponsored, participated in or contributed to any self-insurance program, retrospective premium program or captive insurance program.
     Section 3.26 Relationships with Affiliates.
     (a) Section 3.26(a) of the Seller Disclosure Schedule sets forth an accurate and complete list of all Contracts, transfers of assets or Liabilities or other commitments or transactions, whether or not entered into in the ordinary course of business, to or by which any Acquired Company or the Labor Company, on the one hand, and any other Acquired Company, the Labor Company or any Affiliate of any Acquired Company or the Labor Company, on the other hand, is or has been a party or otherwise bound or affected.
     (b) Except as set forth on Section 3.26(b) of the Seller Disclosure Schedule, no Seller Party or any director, officer or employee of any Acquired Company or the Labor Company, or any Affiliate of any such Seller Party, director, officer or employee (each, an “Associate”), (i) owns or since December 31, 2003 has owned, directly or indirectly, and whether on an individual, joint or other basis, any interest in (A) any property or asset, real, personal or mixed, tangible or intangible, used in or pertaining to the Labor Company’s or any Acquired Company’s business, (B) any Person that has had business dealings or a financial interest in any transaction with the Labor Company or any Acquired Company, other than business dealings conducted in the ordinary course of business on terms and conditions as favorable to the Labor Company or the Acquired Company as would have been obtained by it at the time in a comparable arm’s-length transaction with a Person other than an Associate or (C) any Person that is a supplier, customer or competitor of the Labor Company or any Acquired Company except for securities having no more than 1% of the outstanding voting power of any such supplier, customer or competing business which are listed on any national securities exchange, (ii) has had since December 31, 2003 business dealings or a financial interest in any transaction with the Labor Company or any Acquired Company, other than, in the case of employees of the Labor Company or any Acquired Company, salaries and employee benefits and other transactions pursuant to any Acquired Company Plans in the ordinary course of business or (iii) serves as an officer, director or employee of any Person that is a supplier, customer or competitor of any Acquired Company or the Labor Company.
     Section 3.27 Brokers or Finders. Neither any Seller Party or any Acquired Company, nor any Person acting on behalf of any Seller Party or Acquired Company has incurred any Liability to pay any fees or commissions to any broker, finder or agent or any other similar payment in connection with any of the Contemplated Transactions.
     Section 3.28 No Guarantees. Except for guarantees by one Acquired Company of any other Acquired Companies’ obligations, none of the Liabilities of any Acquired Company or the Labor Company is guaranteed by or subject to a similar contingent obligation of any other Person other than as set forth on Section 3.28 of the Seller Disclosure Schedule. No Acquired Company or the Labor
[***Confidential Treatment Requested]

Company has guaranteed or become subject to a similar contingent obligation in respect of the Liabilities of any other Person. Except as set forth on Section 3.28 of the Seller Disclosure Schedule, there are no outstanding letters of credit, surety bonds or similar instruments of any Acquired Company or the Labor Company or any Affiliate of any Acquired Company or the Labor Company in connection with the business, properties or assets of any Acquired Company or the Labor Company.
     Section 3.29 Disclosure. No representation or warranty of the Seller Parties in this Agreement, and no statement by any Seller Party in the Seller Disclosure Schedule, the Ancillary Agreements, or any certificate, instrument or other document delivered by or on behalf of any Seller Party pursuant to this Agreement or any Ancillary Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading. The Acquired Companies have no Knowledge of any fact or circumstance that has specific application to any Seller Party or any Acquired Company or its business (other than general economic or industry conditions that do not affect any Acquired Company or its business uniquely) that would reasonably be expected to have a Material Adverse Effect or restrain the Purchaser from performing its obligations under this Agreement or consummating the transactions contemplated by this Agreement.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
     The Purchaser represents and warrants to the Seller Parties that except as set forth on the Purchaser Disclosure Schedule:
     Section 4.1 Organization and Good Standing. Each of the Purchaser Parties is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite entity power and authority to own, lease and operate its properties and assets and to conduct its business as currently conducted.
     Section 4.2 Authority and Enforceability. Each of the Purchaser Parties has all requisite corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which such Purchaser Party is a party and to perform such Purchaser Party’s obligations under this Agreement and each such Ancillary Agreement. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which each Purchaser Party is a party have been duly authorized by all necessary action on the part of such Purchaser Party. This Agreement has been duly executed and delivered by each Purchaser Party and constitutes the legal, valid and binding obligation of such Purchaser Party, enforceable against such Purchaser Party in accordance with its terms, except as enforceability may be limited by insolvency, moratorium, bankruptcy or other similar laws affecting creditor’s rights and general principles of equity affecting the availability of specific performance and other equitable remedies. Upon the execution and delivery by each Purchaser Party of the Ancillary Agreements to which such Purchaser Party is a party, such Ancillary Agreements will constitute the legal, valid and binding obligations of such Purchaser Party, enforceable against such Purchaser Party in accordance with their terms, except as enforceability may be limited by insolvency, moratorium, bankruptcy or other similar laws affecting creditor’s rights and general principles of equity affecting the availability of specific performance and other equitable remedies.
     Section 4.3 No Conflict. Except as set forth in Section 4.3 of the Purchaser Disclosure Schedule, neither the execution, delivery and performance of this Agreement by the Purchaser Parties, nor the consummation by the Purchaser Parties of the Contemplated Transactions, will:
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     (a) directly or indirectly (with or without notice, lapse of time or both), conflict with, result in a breach or violation of, constitute a default (or give rise to any right of termination, cancellation, acceleration, suspension or modification of any obligation or loss of any benefit) under, constitute a change in control under, result in any payment becoming due under, or result in the imposition of any Encumbrance on any of the properties or assets of any Purchaser Party under (i) the articles of incorporation or bylaws of any Purchaser Party or any resolution adopted by the board of directors of any Purchaser Party, (ii) any Governmental Authorization or Contract to which any Purchaser Party is a party or by which any Purchaser Party is bound or to which any of its properties or assets is subject or (iii) any Law or Judgment applicable to any Purchaser Party or any of its properties or assets; or
     (b) require the Purchaser Parties to obtain any consent, waiver, approval, ratification, permit, license, Governmental Authorization or other authorization of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person.
     Section 4.4 Legal Proceedings. There is no pending Proceeding that has been commenced against any Purchaser Party and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement or by the Ancillary Agreements. To the Purchaser’s knowledge, no such Proceeding has been threatened.
     Section 4.5 Brokers or Finders. Neither any Purchaser Party nor any Person acting on their behalf has incurred any Liability for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with any of the transactions contemplated by this Agreement or by the Ancillary Agreements.
     Section 4.6 Due Diligence and Evaluation. Execution of this Agreement constitutes the Purchaser’s representation and warranty that each Purchaser Party has requested and been provided with adequate opportunity to conduct due diligence of the Acquired Companies and the Purchased Securities, and to review and examine originals or copies of such documents of or relating to the Purchased Securities and the Acquired Companies and the Contemplated Transactions as each Purchaser Party has deemed necessary or desirable to evaluate the merits of purchasing the Purchased Securities and the Purchaser has made its determination to do so solely based upon (a) its own analysis thereof and of such other factors as it has deemed relevant and (b) the representations and warranties of the Seller Parties set forth in this Agreement.
     Section 4.7 Financial Capacity; Bankruptcy Matters.
     (a) CAI has made available to the Seller Parties its audited consolidated financial statements through December 31, 2007 and its unaudited consolidated financial statements for the quarterly period ending September 30, 2008 (collectively, the “Purchaser Financial Statements”). Said statements have been prepared in accordance with U.S. generally accepted accounting principles and fairly present the financial condition of CAI as of the dates and for the periods indicated therein. Since the date of the most recent Purchaser Financial Statement, to the knowledge of the Purchaser there has been no act, omission, event, circumstance, occurrence or condition which would reasonably be expected to have a material adverse effect on CAI’s financial position as of such date. The Purchaser represents and warrants that on the date hereof, and immediately after consummating each Closing, (i) the aggregate fair value of all of the assets and properties of the Purchaser will be greater than the total amount of its liabilities, debts and claims, including contingent claims, and the aggregate present fair salable value of its assets will be greater than the amount required to pay its probable liability on its debts, including contingent liabilities, as they become due; and (ii) the Purchaser will have sufficient capital to conduct its business and will have sufficient assets and cash liquidity to pay its debts as they become due. The Purchaser Parties have immediately available cash and CAI Shares in an amount sufficient to pay the
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amounts due under this Agreement and the Transaction Documents or, if some or all of those amounts will be obtained from external financing sources, the Purchaser Parties have available commitments under their respective credit facilities for all such amounts, and the Purchaser Parties will have available as of the applicable Closing Date (either from their immediately available cash, CAI Shares or from the financing contemplated by their credit facilities, or a combination thereof) funds sufficient to pay the amounts then due under this Agreement and the Transaction Documents. The Purchaser knows of no circumstance or condition that it expects will prevent the availability at the Closing of the requisite financing to consummate the transactions contemplated by this Agreement on the terms set forth in this Agreement.
     (b) No Purchaser Party is subject to or contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of their respective assets or property, and no Purchaser Party has any knowledge of any Person contemplating the filing of any such petition against it.
     Section 4.8 Disclaimer. The Purchaser acknowledges and agrees that except for the representations and warranties of the Seller Parties contained in Article 3 (including the Seller Disclosure Schedule), none of the Seller Parties, the Acquired Companies nor any of their respective directors, officers, employees, shareholder agents, Affiliates or representatives, nor any other Person, has made or shall be deemed to have made any representation or warranty to the Purchaser, express or implied, at law or in equity, with respect to the Acquired Companies or the execution and delivery of this Agreement or the Contemplated Transactions.
ARTICLE 5
PRE-CLOSING COVENANTS
     Section 5.1 Access and Investigation. From the date of this Agreement until the Final Closing, the Purchaser shall be entitled to have such access to each Acquired Company and the management thereof as is reasonable for the purposes of assisting the Purchaser in planning for the ownership and operation of the business following the Final Closing and as is permitted by applicable Law. Any such access shall be conducted during regular business hours. In connection with such access, the Purchaser shall cooperate with Seller Parties and shall use its commercially reasonable efforts to minimize any disruption to the business of the Acquired Companies. All information provided to the Purchaser or its Affiliates pursuant to this Section 5.1 shall, until the Option Closing, remain subject to the terms and conditions of the Confidentiality Agreement between CAI and the Company dated March 10, 2008 (the “Confidentiality Agreement”). No knowledge obtained in connection with such access or in connection with any of the other activities contemplated under this Section 5.1 shall affect or be deemed to modify any representation or warranty of the Seller Parties or the Acquired Companies contained in this Agreement or on the Seller Disclosure Schedule. Except as hereinafter provided, the rights of the Parties hereto to indemnification or any other remedy herein shall not be affected by any investigation conducted by any Party hereto, or any knowledge acquired (or capable of being acquired) by such Party at any time, with respect to the accuracy or inaccuracy of or compliance or non-compliance with any such representation, warranty, or covenant herein, nor shall any such knowledge have the effect of amending the Seller Disclosure Schedule. Notwithstanding the foregoing, to the extent that the Purchaser principals acquire actual knowledge (without duty of inquiry) that the Seller Parties or the Acquired Companies are in breach of any representation or warranty contained in this Agreement (or the Seller Disclosure Schedule hereto) at any time prior to the Final Closing, the Purchaser shall advise the Seller Parties of the nature of such breach as promptly as practicable. In such event, the Purchaser shall reasonably cooperate with the Seller Parties, at the expense of the Seller Parties, in mitigating any losses arising from any breach; provided, however, that mitigation shall not include requiring the Purchaser not to consummate the Option Closing Transactions or the Final Closing Transactions. Provided that the Purchaser complies
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with its obligations in the preceding sentence, the disclosure of known breaches of any representations and warranties by the Purchaser as required hereunder shall not limit or affect the Purchaser’s right to seek indemnification with respect to such breach, subject to the limitations on indemnification set forth in Article 9. The waiver of any condition based upon the accuracy of or on the performance of or compliance with any representations, warranties or covenants of another Party, will not affect the other Parties’ right to indemnification or other remedy to which it is entitled hereunder based upon such inaccuracy in or non-compliance with any such representations, warranties or covenants unless such waiver is expressly set forth in writing by the waiving Party in accordance with Section 10.3.
     Section 5.2 Operation of the Business of the Acquired Companies.
     (a) From the date of this Agreement until the Option Closing, the Seller Parties will cause each Acquired Company and the Labor Company to:
          (i) conduct its business only in the ordinary course of business consistent with past practices and in accordance with the Business Plan;
          (ii) use its commercially reasonable efforts to preserve and protect, in all material respects, its business organization, assets, employment relationships and relationships with customers, strategic partners, suppliers, service providers, distributors, landlords and others doing business with it;
          (iii) pay its accounts payable and other obligations when they become due and payable in the ordinary course of business in accordance with past practices;
          (iv) in all material respects perform its obligations under all Contracts to which it is a party, by which it or any of its properties or assets is bound or affected or pursuant to which it is an obligor or beneficiary, and comply with all Laws, Judgments and Governmental Authorizations applicable to it or its business, properties or assets;
          (v) maintain the Leased Real Property and all of its other properties and assets in a state of repair and condition that complies with all applicable Laws and is consistent with past practice;
          (vi) continue in full force and effect the certificates of insurance, binders and policies set forth in Section 3.25 of the Seller Disclosure Schedule;
          (vii) maintain its books and records consistent with its past practice;
          (viii) confer with the Purchaser concerning operational matters of a material nature and otherwise report periodically to the Purchaser concerning the status of its business, operations and finances;
          (ix) make any notices or filings required under any Law related to the layoff or termination of employees other than in the ordinary course of business;
          (x) not enter into any agreement (oral or written) with its managers, directors, officers or salaried employees except in the ordinary course of business or as may be necessary to help consummate the Contemplated Transactions; provided, however, that the Acquired Companies and the Labor Company shall obtain the Purchaser’s prior written consent prior to entering into any such agreement, which consent shall not be unreasonably conditioned, withheld or delayed;
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          (xi) not grant (or commit to grant) any increase in the compensation (including incentive or bonus compensation) of any of its directors, officers or, except in accordance with past customary salary practices, employees or institute, adopt or amend (or commit to institute, adopt or amend) any compensation or benefit plan, policy, program or arrangement or collective bargaining agreement applicable to any such employee except in the ordinary course of business;
          (xii) not amend or modify, in any respect material to the Contemplated Transactions, or cancel or terminate any Governmental Authorization applicable to the Labor Company or any Acquired Company or their respective businesses, properties or assets; and
          (xiii) not act or omit to act in a manner that would impair or otherwise adversely affect its business, properties, assets or Liabilities.
     (b) Without limiting the generality of Section 5.2(a) and except as otherwise expressly permitted by this Agreement, the Seller Parties will not, and will not cause or permit the Acquired Companies or the Labor Company to (i) act or omit to act in a manner that would impair or otherwise adversely affect, the Labor Company or any of the Acquired Companies or their respective assets or the financial or other ability of the Seller Parties to perform the Seller Parties’ obligations under this Agreement or (ii) otherwise engage in any practice, take any action, or enter into any transaction of the type described in Section 3.10.
     Section 5.3 Consents and Filings; Reasonable Efforts.
     (a) Subject to Section 5.3(b) in the case of the Purchaser, each of the Parties to this Agreement will, and the Seller Parties will, and will cause each Acquired Company to, use their respective commercially reasonable efforts (i) to take promptly, or cause to be taken (including actions after any Closing), all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable to consummate and make effective the Contemplated Transactions and (ii) as promptly as practicable after the date of this Agreement, to obtain all Governmental Authorizations from, give all notices to, and make all filings with, all Governmental Authorities, and to obtain all other consents, waivers, approvals and other authorizations from, and give all other notices to, all other third parties, that are necessary or advisable in connection with the authorization, execution and delivery of this Agreement and the consummation of the Contemplated Transactions, including those disclosed or required to be disclosed as exceptions to Section 3.3(b) on the Seller Disclosure Schedule and Section 4.3(b) on the Purchaser Disclosure Schedule and those set forth on Schedule 6.1(c) and Schedule 6.2(c).
     (b) The Parties shall cooperate with each other and use their commercially reasonable best efforts to timely and satisfactorily respond to any requests for additional information or objections made by the Mexican Federal Competition Commission (“CoFeCo”) regarding the Contemplated Transactions. The foregoing will not be deemed to require the Purchaser to enter into any agreement, consent decree or other commitment requiring the Purchaser or any of its Affiliates to divest (including through the granting of any license rights) or hold separate any assets (including any assets of the Acquired Companies) or to take any other action that would have a material adverse effect on the business, assets, properties, Liabilities, condition (financial or otherwise), operating results, operations or business prospects of the Purchaser or any of its Affiliates (including for this purpose, the assets, the Liabilities or business of the Acquired Companies).
     Section 5.4 Notification.
     (a) From the date of this Agreement until the Final Closing, the Seller Parties will give prompt notice to the Purchaser of (i) the occurrence, or non-occurrence, of any event, the occurrence or
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non-occurrence of which would cause any representation or warranty of the Seller Parties contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Final Closing, (ii) any failure to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by the Seller Parties under this Agreement and (iii) the failure of any condition precedent to the Purchaser’s obligations under this Agreement. No notification pursuant to this Section 5.4 will be deemed to amend or supplement the Seller Disclosure Schedule, prevent or cure any misrepresentation, breach of warranty or breach of covenant, or limit or otherwise affect any rights or remedies available to the Purchaser, including pursuant to Article 7 or Article 9.
     (b) From the date of this Agreement until the Final Closing, the Seller Parties shall promptly notify the Purchaser in writing of any occurrence that has caused, or is reasonably expected to cause, a Material Adverse Effect. Without limiting Section 5.1, the Seller Parties shall have the right to supplement or update the Seller Disclosure Schedule until the earlier of the date of the Pre-Closing Loan Agreement or the date on which CAI or the Purchaser is otherwise obligated to make the loan contemplated by the Pre-Closing Loan Agreement in order to provide notice of any matter, circumstance or occurrence (whether existing as of the date hereof or arising after the date hereof) which would constitute a breach of any representation or warranty of the Seller Parties under Article 3. Subject to any right of the Purchaser to terminate this Agreement under Article 7 on account of any updates to the Seller Disclosure Schedule or representations and warranties under Article 3 hereof, no such update or updates by the Seller Parties shall result in, or entitle the Purchaser to seek, a reduction in the consideration payable hereunder for the Purchased Securities, and if after the Purchaser’s receipt of all such updates, the Purchaser proceeds to close under this Agreement, the Purchaser shall be deemed to have accepted all such Seller Party updates to the representations and warranties and Seller Disclosure Schedules, and the Purchaser shall have no right to subsequently bring any claim against any Seller Party for indemnification under Article 9 on account of the information received in any such update.
     Section 5.5 No Negotiation. From the date of this Agreement until the earlier of the Final Closing or termination of this Agreement in accordance with Section 7.1, none of the Acquired Companies, any Seller Party or any equity owner of any Seller Party will (nor will any Acquired Company, any Seller Party or any equity owner of any Seller Party permit or authorize, as applicable, any of their respective Affiliates, managers, directors, officers, stockholders, employees, agents, consultants and other advisors and representatives to), directly or indirectly:
     (a) solicit, initiate, encourage, knowingly facilitate or entertain any inquiry or the making of any proposal or offer;
     (b) enter into, continue or otherwise participate in any discussions or negotiations, or enter into any Contract;
     (c) furnish to any Person any non-public information or grant any Person access to its properties, assets, books, Contracts, personnel or records;
     (d) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other Contract; or
     (e) propose, whether publicly or to any director or equity owner, or agree to do any of the foregoing for the purpose of encouraging or facilitating any proposal, offer, discussions or negotiations,
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in each case regarding any business combination transaction involving (directly or indirectly) any Acquired Company or any other transaction to acquire all or any part of the business, properties or assets of any Acquired Company or any amount of the equity interests of any Acquired Company (whether or not outstanding), whether by merger, purchase of assets, purchase of equity interests, tender offer, lease, license or otherwise, other than with the Purchaser. The Acquired Companies and the Seller Parties will immediately cease and cause to be terminated any such negotiations, discussions or Contracts (other than with the Purchaser) that are the subject of clauses (a), (b) or (d) above and will immediately cease providing and secure the return of any non-public information and terminate any access of the type referenced in clause (c) above. If any Acquired Company, any Seller Party or equity owner of any Seller Party or any of their respective Affiliates, directors, officers, stockholders, employees, agents, consultants or other advisors and representatives receives, prior to any Closing, any offer, proposal or request, directly or indirectly, of the type referenced in clause (a), (b) or (d) above or any request for disclosure or access as referenced in clause (c) above, the Acquired Company or such Seller Party, as applicable, will immediately suspend or cause to be suspended any discussions with such offeror or Person with regard to such offers, proposals or requests and notify the Purchaser thereof, including information as to the identity of the offeror or Person making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as the Purchaser may reasonably request.
     Section 5.6 Satisfaction of Obligations to Creditors. At or prior to the applicable Closing Date, the Seller Parties will satisfy all obligations of the Seller Parties owed to their respective creditors, except future payment obligations in connection with Permitted Debt, or take other action or obtain other consents necessary to permit the Purchaser to obtain clear title to the Purchased Securities free of all Encumbrances, and the Seller Parties will deliver to the Purchaser termination statements, releases and other appropriate evidence requested by the Purchaser to the effect that no Encumbrances against the Purchased Securities or any assets of the Acquired Companies or the Labor Company exist as of the completion of the applicable Closing.
     Section 5.7 Completion of Merger. Pursuant to the terms of the Merger Agreement, on or before the Final Closing Date the Seller Parties shall cause the Merger to be effective for all purposes under applicable Law.
ARTICLE 6
CONDITIONS PRECEDENT TO OBLIGATION TO CLOSE
     Section 6.1 Conditions to the Obligation of the Purchaser. The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or before the Final Closing Date, of each of the following conditions (any of which may be waived by the Purchaser, in whole or in part):
     (a) all of the Seller Parties’ representations and warranties set forth in this Agreement must have been true and correct in all material respects as of the date of this Agreement and must be true and correct in all material respects as of the Final Closing as though made on the Final Closing Date, except for the representations and warranties set forth in Section 3.2 (Authority and Enforceability), Section 3.4 (Capitalization and Ownership) and Section 3.5 (Financial Statements), and each of the Seller Parties’ representations and warranties that is qualified as to materiality or contains terms such as “Material Adverse Effect”, each of which must have been true and correct in all respects as of the date of this Agreement and must be true and correct in all respects as of the Final Closing as though made on the Final Closing Date applicable to the Final Closing, and except to the extent representations and warranties are specifically made as of a particular date, in which case those representations and warranties must be true and correct as of the specified date;
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     (b) all of the covenants and obligations that the Acquired Companies or any Seller Party are required to perform or comply with under this Agreement on or before the Final Closing Date must have been duly performed and complied with in all material respects;
     (c) each of the Governmental Authorizations and consents identified in Schedule 6.1(c) must have been obtained and must be in full force and effect;
     (d) since the date of this Agreement, there must not have been commenced and undismissed, or threatened and not withdrawn, against the Purchaser, or against any Affiliate of the Purchaser or any Acquired Company or the Labor Company, any Proceeding (i) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions or (ii) that is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions;
     (e) neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice, lapse of time or both), contravene, conflict with, result in a material violation of, or cause the Purchaser or any Affiliate of the Purchaser or any Acquired Company to suffer any Losses in excess of $750,000, individually or in the aggregate, under (i) any applicable Law, Judgment or Governmental Authorization, or (ii) any Law or Judgment that has been published, introduced or otherwise formally proposed by or before any Governmental Authority;
     (f) since the date of this Agreement, there must not have been any change or event that has had or would reasonably be expected to have a Material Adverse Effect;
     (g) the Seller Parties must have delivered or caused to be delivered (i) each document that Section 2.6(a) requires them to deliver, (ii) an opinion of Mexican and/or New York counsel to the Seller Parties and the Acquired Companies, addressed to the Purchaser (and its assignees, if applicable) and dated the Final Closing Date, opining as to customary matters, in form and substance reasonably satisfactory to the Purchaser and its counsel and (iii) and such other documents, instruments and certificates as the Purchaser may reasonably request for the purpose of consummating the Contemplated Transactions;
     (h) at least 85% of the Persons working for the Labor Company as of the date of this Agreement shall remain employed by the Labor Company as of the Final Closing;
     (i) the Company having a minimum verifiable pawn loan balance of Mx$250,000,000 (the “Loan Balance Threshold”) as of the last day of the full calendar month immediately preceding the Final Closing Date and TTM EBITDA of at least Mx$140,000,000 as of the last day of the full calendar month immediately preceding the Final Closing Date;
     (j) the receipt by the Purchaser of any financing to be used to consummate the Contemplated Transactions;
     (k) except for Permitted Debt, the Purchaser shall be reasonably satisfied that all obligations of the Acquired Companies that are secured by, create or otherwise result in the filing, creation or perfection of any liens, security interests or any other interest in the assets of the Acquired Companies will be paid in full on or before the Final Closing Date, including the payment of any prepayment penalties or fees;
     (l) the Purchaser’s board of directors shall have approved the Contemplated Transactions;
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     (m) the Purchaser shall have exercised the Option and the Option Closing shall have occurred; and
     (n) not more than thirty (30) days have passed since the Option Closing Date.
     Section 6.2 Conditions to the Obligation of the Seller Parties. The obligation of the Seller Parties to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or before the Final Closing Date, of each of the following conditions (any of which may be waived by the Seller Parties, in whole or in part):
     (a) all of the Purchaser’s representations and warranties set forth in this Agreement must have been true and correct in all material respects as of the date of this Agreement and must be true and correct in all material respects as of the Final Closing as though made on the Final Closing Date, except for the representations and warranties set forth in Section 4.2 (Authority and Enforceability) and each of the Purchaser’s representations and warranties that is qualified as to materiality, each of which must have been true and correct in all respects as of the date of this Agreement and must be true and correct in all respects as of the Final Closing as though made on the Final Closing Date, and except to the extent representations and warranties are specifically made as of a particular date, in which case those representations and warranties must be true and correct as of the specified date;
     (b) all of the covenants and obligations that the Purchaser is required to perform or comply with under this Agreement on or before the Final Closing Date must have been duly performed and complied with in all material respects;
     (c) each of the Governmental Authorizations and consents identified in Schedule 6.2(c), if any, as a Governmental Authorization or consent that is required to be obtained as a condition to the Final Closing must have been obtained and must be in full force and effect;
     (d) there must not be in effect any Law or Judgment that would prohibit or make illegal the consummation of any of the Contemplated Transactions; and
     (e) the Purchaser must have delivered or caused to be delivered to the Seller Parties (i) each document that Section 2.6(b) requires it to deliver, (ii) an opinion of Baker & McKenzie LLP, counsel to the Purchaser, addressed to the Seller Parties and dated the applicable Closing Date, opining as to customary matters, in form and substance reasonably satisfactory to the Seller Parties and their counsel and (iii) such other documents, instruments and certificates as the Seller Parties may reasonably request for the purpose of consummating the Contemplated Transactions.
ARTICLE 7
TERMINATION
     Section 7.1 Termination Events. This Agreement shall terminate concurrently upon the termination of the Option Agreement. This Agreement further may, by written notice given before or at the Option Closing, be terminated:
     (a) in writing by mutual consent of the Purchaser and the Seller Parties;
     (b) by the Purchaser if there has been a breach in any material respect of any of the Seller Parties’ representations, warranties, covenants or agreements contained in this Agreement (with
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materiality being measured individually and on an aggregate basis with respect to all breaches of representations and warranties and, with respect to the representations and warranties set forth in Section 3.2, Section 3.4 and Section 3.5 and each of the Seller Parties’ representations and warranties that is qualified as to materiality, any breach of such representations and warranties) that would result in the failure of a condition set forth in Section 6.1(a) or Section 6.1(b), and which breach has not been cured or cannot be cured within 10 days after receipt of the notice of the breach from the Purchaser;
     (c) by the Seller Parties if there has been a breach in any material respect of any of the Purchaser’s representations, warranties or covenants contained in this Agreement (with materiality being measured individually and on an aggregate basis with respect to all breaches of representations and warranties and, with respect to the representations and warranties set forth in Section 4.2 and each of the Purchaser’s representations and warranties that is qualified as to materiality, any breach of such representations and warranties) that would result in the failure of a condition set forth in Section 6.2(a) or Section 6.2(b), and which breach has not been cured or cannot be cured within 10 days after receipt of the notice of breach from the Seller Parties;
     (d) by the Purchaser if there has been any change or event (including any change or proposed change in Law or interpretation thereof) that has had or could reasonably be expected to have a Material Adverse Effect;
     (e) by either the Purchaser or the Seller Parties if any Governmental Authority of competent jurisdiction has issued a nonappealable final Judgment or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Contemplated Transactions; or
     (f) by either the Purchaser or the Seller Parties, upon delivery of written notice to the other, if the Option Closing has not occurred on or prior to December 31, 2008 the (“Sunset Date”), provided, that no party may elect to terminate on or after the Sunset Date if the Option Closing has not occurred due to the fault of such party; and provided further, that if the failure to have achieved the Option Closing is due solely to the failure to have obtained any Governmental Authorization set forth in Section 6.1(c) or Section 6.2(c), as applicable, by the Sunset Date, and an extension would not cause the Final Closing to occur more than 30 days after the Option Closing, the Sunset Date shall be extended and neither the Purchaser or the Seller Parties shall have the right to terminate this Agreement until January 30, 2009.
     Section 7.2 Effect of Termination. Each Party’s rights of termination under Section 7.1 are in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such rights of termination is not an election of remedies. If this Agreement is terminated pursuant to Section 7.1, all obligations of the Parties under this Agreement terminate, except that (a) the provisions of Sections 3.27, 4.5, 8.4, 8.5, 8.7, Article 10 and this Section 7.2 will remain in full force and survive any termination of this Agreement and (b) if this Agreement is terminated by a Party because of the breach of this Agreement by another Party or because one or more of the conditions to the terminating Party’s obligations under this Agreement is not satisfied as a result of the other Party’s failure to comply with its obligations under this Agreement, the terminating Party’s right to pursue all legal remedies will survive such termination unimpaired.
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ARTICLE 8
ADDITIONAL COVENANTS
     Section 8.1 Tax Returns and Covenants.
     (a) Seller Parties shall prepare or cause to be prepared and file or cause to be filed, within the time (taking into account any extensions) and manner provided by Law, all Tax Returns of the Labor Company, the Company and its Subsidiaries and other Acquired Companies that are required to be filed before the Option Closing Date.
     (b) Purchaser and the Company shall prepare or cause to be prepared and file or cause to be filed, within the time (taking into account any extensions) and manner provided by Law, all Tax Returns of the Company and its Subsidiaries and other Acquired Companies that are required to be filed after the Option Closing Date, including for those taxable periods beginning before and ending after the Option Closing Date (a “Straddle Period”). Purchaser and the Company shall provide the Seller Parties with drafts of all Tax Returns prepared (or caused to be prepared) by Purchaser or the Company no later than fifteen (15) days prior to the earlier of the due date or filing date thereof, but only to the extent such Tax Returns would affect Taxes or other obligations for which the Seller Parties are liable under this Agreement. The Seller Parties shall have the right to review and provide comments on any such Tax Returns during the seven (7) day period following the receipt of such Tax Returns. No later than five (5) Business Days prior to the due date for the payment of any Taxes with respect to any Tax Return for the Labor Company, the Company or its Subsidiaries or other Acquired Companies for any taxable period or portion thereof ending on or before the Option Closing Date (“Pre-Completion Tax Period”), the Seller Parties shall pay the Company an amount equal to the portion of the Taxes attributable to the Pre-Completion Tax Period, determined in the case of any Straddle Period under Section 8.1(c) to the extent such amount exceeds the amount reflected as a Liability on the Interim Balance Sheet for such Tax Return and in accordance with the provisions of Section 8.1. The Seller Parties and the Purchaser shall consult with each other and attempt in good faith to resolve any issues arising as a result of such Tax Returns and, if they are unable to do so, the disputed items shall be resolved (within a reasonable time, taking into account the deadline for filing such Tax Return) by the Independent Accounting Firm or, if unable or unwilling to serve, by an independent nationally recognized accounting firm acceptable to Purchaser and the Seller Parties. Upon resolution of all such items, the relevant Tax Return shall be timely filed on that basis, provided, however, that if after using reasonable best efforts, the Parties are unable to resolve the matter in dispute before any Tax Return that is the subject of a disagreement is due, such Tax Return may be filed as prepared (or caused to be prepared) by the Purchaser and the Company, subject to adjustment or amendment upon resolution, and the making of any payments necessary to give effect to the resolution. The costs and expenses relating to the dispute resolution shall be borne fifty percent (50%) by the Seller Parties and fifty percent (50%) by the Purchaser.
     (c) For purposes of this Agreement, in the case of any Taxes that are payable for a Straddle Period, the portion of such Taxes that relate to the Pre-Completion Tax Period (i) in the case of any property or ad valorem Taxes, shall be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending on (and including) the Option Closing Date and the denominator of which is the number of days in the entire Tax period, and (b) in the case of all other Taxes, shall be deemed equal to the amount which would be payable as computed on a “closing-of-the-books” basis if the relevant Tax period ended at the close of business on the Option Closing Date.
     (d) All Tax Returns prepared and filed pursuant to Sections 8.1(b) and (c) (to the extent such Tax Returns would affect Taxes or other obligations for which the Seller Parties are liable under this Agreement) shall be prepared and filed in accordance with applicable Law and in a manner consistent with past practices of the Labor Company, the Company and its Subsidiaries and other Acquired Companies (to the extent consistent with applicable Law).
     (e) The Purchaser and Seller Parties shall (i) cooperate, as reasonably requested, in connection with the preparation and filing of all Tax Returns prepared and filed pursuant to Section
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8.1(b), (ii) make available to the other, as reasonably requested, all information, records or documents with respect to Tax matters pertinent to the Labor Company, the Company and its Subsidiaries and other Acquired Companies for all taxable periods ending on or before the Option Closing Date and for Straddle Periods, and (iii) preserve information, records or documents relating to Tax matters pertinent to the Labor Company, the Company and its Subsidiaries and other Acquired Companies that is in their possession or under their control until the expiration of all limitations periods under applicable Law.
     Section 8.2 Tax Elections. Except in the ordinary course of business, the Seller Parties will not, and will not cause or permit any Acquired Company to, without the prior written consent of the Purchaser (which consent will not be unreasonably withheld or delayed), make or revoke, or cause or permit to be made or revoked, any Tax election pertaining to any Acquired Company or the ownership of any equity interest of any Acquired Company.
     Section 8.3 Transactional Taxes. Notwithstanding any other provision of this Agreement, all transfer, documentary, recording, notarial, sales, use, registration, stamp and other similar Taxes or fees in connection with the Contemplated Transactions imposed (a) by any Mexican taxing authority will be borne by the Seller Parties and (b) by any US taxing authority will be borne by the Purchaser. The applicable Parties will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes and, if required by applicable Law, the other Parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns or other documentation.
     Section 8.4 Confidentiality.
     (a) From the date of this Agreement until the Option Closing, the Parties agree to be bound by and comply with the provisions set forth in the Confidentiality Agreement.
     (b) From and after the Option Closing, the confidentiality obligations of the Purchaser under the Confidentiality Agreement will terminate with respect to Confidential Information relating to the Acquired Companies, but will not terminate with respect to Confidential Information relating to the Seller Parties. From and after the Option Closing, each Seller Party will, and will cause each of its respective Affiliates and their respective directors, officers, employees, agents, consultants and other advisors and representatives (its “Restricted Persons”) to, maintain the confidentiality of, and not use for their own benefit or the benefit of any other Person, the Confidential Information.
     (c) Neither the Purchaser nor the Seller Parties will, or will cause or permit any of their respective Restricted Persons to, disclose to any Person any information with respect to the legal, financial or other terms or conditions of this Agreement, any of the Ancillary Agreements or any of the Contemplated Transactions. The foregoing does not restrict the right of any Party to disclose such information (i) to its respective Restricted Persons to the extent reasonably required to facilitate the negotiation, execution, delivery or performance of this Agreement and the Ancillary Agreements, (ii) to any Governmental Authority or arbitrator to the extent reasonably required in connection with any Proceeding relating to the enforcement of this Agreement or any Ancillary Agreement and (iii) as permitted in accordance with Section 8.4(d). Each Party will advise its respective Restricted Persons with respect to the confidentiality obligations under this Section 8.4(c) and will be responsible for any breach or violation of such obligations by its Restricted Persons.
     (d) In addition to disclosures expressly permitted by Section 8.5, if a Party or any of its respective Restricted Persons become legally compelled to make any disclosure that is prohibited or otherwise restricted by this Agreement, then such Party will (i) give the other Parties immediate written notice of such requirement, (ii) consult with and assist the other Parties in obtaining an injunction or other appropriate remedy to prevent such disclosure and (iii) use its commercially reasonable efforts to obtain a
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protective order or other reliable assurance that confidential treatment will be accorded to any information so disclosed. Subject to the immediately preceding sentence, the disclosing Party or such Restricted Persons may make only such disclosure that, in the written opinion of its counsel, in form and substance reasonably acceptable to the other Parties, it is legally compelled or otherwise required to make to avoid standing liable for contempt or suffering other material penalty.
     (e) Any conflict or inconsistencies between this Agreement and the Confidentiality Agreement shall be controlled by this Agreement.
     Section 8.5 Public Announcements. Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued at such time and in such manner as the Purchaser determines after notifying the Seller Parties and receiving their consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that the Purchaser may make any disclosure required by Law without any requirement of consent from the Seller Parties. The Seller Parties shall not release, issue or permit to be made or issued any press release, public statement or other public notice relating to this Agreement, or the Contemplated Transactions, without obtaining the prior written consent of the Purchaser as to the form, substance and medium of such disclosure, which consent may be granted or withheld in the Purchaser’s sole discretion. The Purchaser and the Seller Parties will consult with each other concerning the means by which the employees, customers, suppliers and others having dealings with the Acquired Companies will be informed of the Contemplated Transactions, and the Purchaser has the right to be present for any such communication. Notwithstanding anything to the contrary in this Agreement or the Confidentiality Agreement, any disclosure pursuant to or permitted by this Section 8.5 shall be deemed not to violate the Confidentiality Agreement.
     Section 8.6 Assistance in Proceedings. The Seller Parties will, and will cause each Acquired Company to, cooperate with the Purchaser and its counsel in the contest or defense of, and make available its personnel and provide any testimony and access to its books and records in connection with, any Proceeding involving or relating to (a) any of the Contemplated Transactions or (b) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction on or before the Option Closing Date involving such Acquired Company, its business or any Seller Party.
     Section 8.7 Expenses. Except as otherwise expressly provided in this Agreement, each Party will bear its respective direct and indirect expenses incurred in connection with the preparation and negotiation of this Agreement and the consummation of the Contemplated Transactions, including all fees and expenses of its advisors and representatives. If this Agreement is terminated, the obligation of each Party to pay its own expenses will be subject to any rights of such Party arising from any breach of this Agreement by another Party. Without limitation with respect to the generality of the foregoing, the Parties acknowledge and agree that the Acquired Companies may incur incidental transaction costs related to activities contemplated by this Agreement and the Contemplated Transactions. Within ten (10) days after written request from any of the Acquired Companies, the Seller Parties shall reimburse the Acquired Companies for any transaction costs in excess of US$600,000 incurred in connection with the activities contemplated by this Agreement. The Seller Parties shall be responsible for any and all Taxes applicable to the income they receive as a result of the Contemplated Transactions.
     Section 8.8 Further Assurances. Subject to the other express provisions of this Agreement, the Parties will cooperate reasonably with each other and with their respective representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and the Parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents and (c) to do such other acts and things, all as any
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other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions. If the Seller Parties or the Purchaser after the Option Closing Date receive any funds properly belonging to any other Party in accordance with the terms of this Agreement, the receiving Party will promptly so advise such other Party, will segregate and hold such funds in trust for the benefit of such other Party and will promptly deliver such funds, together with any interest earned thereon, to an account or accounts designated in writing by such other Party.
     Section 8.9 Personal Guarantees. The Purchaser shall use commercially reasonable efforts, which shall not require the expenditure of funds by the Purchaser or CAI, to cause the Company to replace the personal guarantees identified on Schedule 8.9 hereto (the “Personal Guarantees”) within six (6) months from the Final Closing Date. The Company shall indemnify the guarantors under such Personal Guarantees against any Losses incurred under such Personal Guarantees to the extent arising out of acts, omissions or circumstances following the Option Closing.
ARTICLE 9
INDEMNIFICATION
     Section 9.1 Indemnification by the Seller Parties. Subject to the limitations expressly set forth in Section 9.6, the Seller Parties, jointly and severally, will indemnify, defend and hold harmless the Purchaser and its Affiliates (including, without limitation, following the Option Closing, the Acquired Companies) and each of their respective directors, officers, employees, agents, consultants, advisors, representatives and equity holders (collectively, the “Purchaser Indemnified Parties”) from and against, any and all Losses incurred or suffered by the Purchaser Indemnified Parties arising out of, relating to or resulting from any of the following:
     (a) any inaccuracy in or breach of any representation or warranty made by any of the Seller Parties in this Agreement or in any certificate delivered by or on behalf of any Seller Party as of each Closing Date;
     (b) any nonfulfillment, nonperformance or other breach of any covenant or agreement of any Seller Party contained in this Agreement or in any certificate delivered by or on behalf of any Seller Party as of each Closing Date;
     (c) any Liabilities for Taxes or otherwise related to dividends (whether cash, in kind or otherwise) to or from the Company or any of its Subsidiaries; and
     (d) any Proceedings, demands or assessments incidental to any of the matters set forth in clauses (a) through (c) above.
     For purposes of determining under this Section 9.1 the amount of any Losses associated with any inaccuracy in, or breach of, any representation or warranty, or nonfulfillment, nonperformance or other breach of any covenant or agreement by any Seller Party or Acquired Company, the Parties agree (i) that all references to “material,” “materially” or “materiality,” or to whether a breach would have a Material Adverse Effect, will be disregarded and (ii) that the representations, warranties and covenants are made for purposes of this Section 9.1 as if those disregarded words were not included.
     Section 9.2 Indemnification by the Purchaser. Subject to the limitations expressly set forth in Section 9.6, the Purchaser and CAI will indemnify, defend and hold harmless the Seller Parties from and against any and all Losses incurred or suffered by the Seller Parties arising out of, relating to or resulting from any of the following:
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     (a) any inaccuracy in or breach of any representation or warranty made by the Purchaser or CAI in this Agreement or in any certificate delivered by or on behalf of the Purchaser as of each Closing Date;
     (b) any nonfulfillment, nonperformance or other breach of any covenant or agreement of the Purchaser contained in this Agreement or in any certificate delivered by or on behalf of the Purchaser as of each Closing Date; and
     (c) any Proceedings, demands or assessments incidental to any of the matters set forth in clauses (a) and (b) above.
     For purposes of determining under this Section 9.2, the amount of any Losses associated with any inaccuracy in, or breach of any representation or warranty, or nonfulfillment, nonperformance or other breach of any covenant or agreement by the Purchaser, the Parties agree (i) that all references to “material,” “materially” or “materiality,” or to whether a breach would have a Material Adverse Effect, will be disregarded and (ii) that the representations, warranties and covenants are made for purposes of this Section 9.2 as if those disregarded words were not included.
     Section 9.3 Claim Procedure.
     (a) A party that seeks indemnity under this Article 9 (an “Indemnified Party”) will give to the Party from whom indemnification is sought (an “Indemnifying Party”) a written notice (a “Claim Notice”), certified by the chief financial officer of the Indemnified Party as being true and correct in all respects and made in good faith, containing (i) a reasonable detailed description of the claim (including a copy of the complaint or notice, as applicable, in case of a Third Party Claim), (ii) the dollar amount of any Losses incurred or, if not known or exactly ascertainable, the Indemnified Party’s best estimate of Losses reasonably expected to be incurred by the Indemnified Party, including the basis for the determination of such amount, (iii) a reasonable explanation of the basis for the Indemnified Party’s right to indemnification to the extent of the facts then known by the Indemnified Party and (iv) a demand for payment of those Losses.
     (b) Within 30 days (or the next Business Day if the 30th day is not a Business Day) after delivery of a Claim Notice, the Indemnifying Party will deliver to the Indemnified Party a written response (“Claim Response”) in which the Indemnifying Party will either:
     (i) agree that the Indemnified Party is entitled to receive from the Indemnifying Party all of the Losses at issue in the Claim Notice; or
     (ii) dispute the Indemnified Party’s entitlement to indemnification by setting forth in reasonable detail each disputed item (each, a “Disputed Claim”), the basis for each such disputed item and certifying that all such disputed items are being disputed in good faith.
     (c) If the Indemnifying Party fails to deliver a Claim Response within such 30-day period after delivery of the Claim Notice, then the Indemnifying Party will be deemed to have irrevocably accepted the Claim Notice and irrevocably agreed to pay the Losses at issue in the Claim Notice.
     (d) If the Indemnifying Party delivers a Claim Response which contains Disputed Claims, then the dispute may be resolved in accordance with Section 10.11.
     (e) Any indemnification payment owing to any Purchaser Indemnified Parties pursuant to Section 9.3(g) shall be satisfied (i) first by payment from the Escrow Amount in accordance with the
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provisions of the Escrow Agreement until the Escrow Amount is exhausted or released and (ii) second, and only to the extent the Escrow Amount is exhausted or released, by the Seller Parties, jointly and severally. Any payment to the Purchaser Indemnified Parties pursuant to Section 9.3(g) shall be effected by wire transfer of immediately available funds from the escrow fund, until the funds contained in the escrow fund are exhausted or released, and then from the Seller Parties, to an account designated by the Purchaser.
     (f) Any payment to the Seller Parties pursuant to Section 9.3(g) shall be effected by wire transfer of immediately available funds to an account designated by the Seller Parties.
     (g) The foregoing indemnification payments will be made within ten (10) calendar days after the date on which (i) the amount of such payments is determined by mutual agreement of the Parties, (ii) the amount of such payments is determined pursuant to Section 9.3(c) if a Claim Response has not been timely delivered in accordance with Section 9.3(b) or (iii) both such amount and the Indemnifying Party’s obligation to pay such amount have been determined by binding arbitration pursuant to Section 10.11 if a Claim Response has been timely delivered in accordance with Section 9.3(b).
     Section 9.4 Third Party Claims.
     (a) Without limiting the general application of the other provisions of this Article 9, if a third Person not a party to this Agreement (a “Third Party Claimant”) alleges facts that, if true, would mean that a Party has breached its representations and warranties in this Agreement in a manner that entitles an Indemnified Party to indemnification hereunder (a “Third Party Claim”), the applicable Indemnified Party will be entitled to indemnification for those allegations and demands, to the extent the same are finally determined to be true and related Losses under and pursuant to this Article 9. If the Indemnified Party seeks indemnification pursuant to this Article 9 in connection with a Third Party Claim, the Indemnified Party will include in the Claim Notice to the Indemnifying Party notice of the commencement of any Proceeding relating to that Third Party Claim within ten (10) days after the Indemnified Party has received written notice of the commencement of such Proceeding, unless an earlier notice date is required to preserve the Parties’ rights in such Proceeding. The Indemnified Party will include in this notice the facts constituting the basis for such Proceeding, a copy of all communications from or on behalf of the Third Party Claimant and the amount of the damages alleged by the Third Party Claim, in each case to the extent known to the Indemnified Party. Notwithstanding the foregoing, no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party will relieve the Indemnifying Party of any Liability or obligation under this Agreement except to the extent the Indemnifying Party is prejudiced by the delay or other deficiency.
     (b) Within thirty (30) days after the Indemnified Party’s delivery of notice of the commencement of such Proceeding under this Section 9.4, the Indemnifying Party may assume control of the defense of such Proceeding by giving to the Indemnified Party written notice of the intention to assume such defense, but if and only if the Indemnifying Party further:
     (i) acknowledges in writing to the Indemnified Party that any Losses that may be assessed in connection with such Proceeding constitute Losses for which the Indemnified Party will be indemnified pursuant to this Article 9 without contest and that the Indemnifying Party will advance all expenses and costs of defense; and
     (ii) retains counsel for the defense of such Proceeding reasonably satisfactory to the Indemnified Party and furnishes to the Indemnified Party evidence satisfactory to the Indemnified Party that the Indemnifying Party has and will have sufficient financial resources to fund on a current basis the cost of such defense and all Losses that may arise under the claim.
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However, if the Seller Parties are the Indemnifying Party, in no event may the Indemnifying Party assume, maintain control of, or participate in, the defense of any Third Party Claim (A) involving criminal liability, (B) in which any relief other than monetary damages is sought against the Indemnified Party or (C) in which the outcome of any Judgment or settlement in the matter could adversely affect the Indemnified Party’s Tax Liability or the ability of the Indemnified Party to conduct its business (collectively, clauses (A) – (C), the “Special Claims”). Additionally, an Indemnifying Party will lose any previously acquired right to control the defense of any Third Party Claim if for any reason the Indemnifying Party ceases to actively, competently and diligently conduct the defense.
     (c) If the Indemnifying Party does not, or is not able to, assume or maintain control of the defense of a Third Party Claim in compliance with Section 9.4(b), the Indemnified Party will have the right to control the defense of the Third Party Claim. If the Indemnified Party controls the defense of the Third Party Claim, the Indemnifying Party agrees to pay to the Indemnified Party promptly upon demand from time to time all reasonable attorneys’ fees and other costs and expenses of defending the Third Party Claim. To the extent that the Third Party Claim does not constitute a Special Claim, any Party not controlling the defense (each, a “Noncontrolling Party”) may participate therein at its own expense. However, if the Indemnifying Party assumes control of such defense as permitted above and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to the Third Party Claim such that the Indemnified Party concludes that a single counsel would be unable under applicable standards of professional responsibility to represent the Indemnifying Party and the Indemnified Party simultaneously, then the reasonable fees and expenses of counsel to the Indemnified Party will be considered and included as “Losses” for purposes of this Agreement. The party controlling the defense (the “Controlling Party”) will reasonably advise the Noncontrolling Party of the status of the Third Party Claim and the defense thereof and, with respect to any Third Party Claim that does not relate to a Special Claim, the Controlling Party will consider in good faith recommendations made by the Noncontrolling Party. The Noncontrolling Party will furnish the Controlling Party with such information as it may have with respect to such Third Party Claim and related Proceedings (including copies of any summons, complaint or other pleading which may have been served on such Party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and will otherwise cooperate with and assist in the defense of the Third Party Claim.
     (d) Neither the Indemnified Party nor the Indemnifying Party may settle or compromise or consent to the entry or any Judgment arising from the Third Party Claim without prior consent of the other party, which consent will not be unreasonably withheld, conditioned or delayed.
     (e) Notwithstanding the provisions of Section 10.11, the Seller Parties consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought by another Person against any Purchaser Indemnified Party for purposes of any claim that a Purchaser Indemnified Party may have under this Agreement against the Seller Parties with respect to the Proceeding or the matters alleged therein to the extent a Seller Party is a necessary party with respect to such claims; provided, however, that the Seller Parties do not waive their right to assert jurisdictional defenses that apply to both the Seller Parties and the Purchaser Indemnified Parties. The Seller Parties agree that process may be served on them with respect to such a claim anywhere in the world.
     Section 9.5 Survival Period.
     (a) All representations, warranties and covenants contained in this Agreement, the Seller Disclosure Schedule, the Purchaser Disclosure Schedule, any Ancillary Agreement or in any certificate, instrument or other document delivered pursuant to this Agreement will survive the Closings, irrespective
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of any facts known to any Indemnified Party at or prior to any Closing or any investigation at any time made by or on behalf of any Indemnified Party, until the third anniversary of the Final Closing Date; provided that (i) Sections 3.2 (Authority and Enforceability), 3.3 (No Conflict), 3.4 (Capitalization and Ownership), and Sections 3.15 (Tax Matters) will survive until the fifth anniversary of the Final Closing Date.
     (b) If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation, warranty or covenant, either a Claim Notice based upon a breach of any such representation, warranty or covenant, or a notice that, as a result of a Third Party Claim the Indemnified Party reasonably expects to incur Losses in relation thereto, then the applicable representation, warranty or covenant will survive until, but only for purposes of, the resolution of the matter covered by such notice. If the Third Party Claim with respect to which such notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party will promptly so notify the Indemnifying Party.
     Section 9.6 Limitations on Liability.
     (a) Subject to Section 9.6(c), neither the Seller Parties nor the Purchaser or CAI shall be liable under this Article 9 unless and until the aggregate Losses for which they would otherwise be liable under this Agreement exceed US$200,000 (at which point the Seller Parties or the Purchaser and CAI, as applicable, shall be liable only for Losses in excess of that sum).
     (b) Following the Option Closing Date and subject to Section 9.6(c), in no event shall the Purchaser’s liability for Losses under this Agreement exceed an aggregate amount in excess of the sum of twenty-five percent (25%) of the Initial Consideration. Following the Option Closing Date and subject to Section 9.6(c), in no event shall the Seller Parties’ liability for Losses under this Agreement exceed an aggregate amount in excess of twenty-five percent (25%) of the Initial Consideration.
     (c) The limitation provided in Section 9.6(b) does not apply to any breach of the representations set forth in Sections 3.2 or 3.3. Notwithstanding any other provision of this Agreement, nothing in this Agreement limits the Liability of a Party to another party for fraud or willful misconduct.
     Section 9.7 Exercise of Remedies by Purchaser Indemnified Parties Other Than CAI or the Purchaser. No Purchaser Indemnified Party (other than CAI or the Purchaser or any successor or assignee of CAI or the Purchaser) is entitled to assert any indemnification claim or exercise any other remedy under this Agreement unless the Purchaser (or any successor or assignee of CAI or the Purchaser) consents to the assertion of the indemnification claim or the exercise of such other remedy.
     Section 9.8 Rights of Set-Off. The Purchaser shall have the right to withhold and set off against any amount owed or which may become payable by the Purchaser pursuant to any of the Transaction Documents the amount of any Losses to which any Purchaser Indemnified Party has become entitled under Section 9.3(g) of this Agreement. The Seller Parties shall have the right to withhold and set off against any amount otherwise owed or which may become payable by the Seller Parties pursuant to any of the Transaction Documents the amount of any Losses to which any Seller Indemnified Party may be entitled under Section 9.3(g) of this Agreement.
     Section 9.9 Treatment of Indemnity Claims. Any indemnification amounts payable by the Seller Parties pursuant to this Article 9 shall be treated for all Tax purposes as an adjustment of the sum of the Initial Consideration and the Supplemental Payment, unless a final determination by a Governmental Authority requires otherwise.
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ARTICLE 10
GENERAL PROVISIONS
     Section 10.1 Notices. All notices and other communications under this Agreement must be in writing and are deemed duly delivered when (a) delivered if delivered personally or by nationally recognized overnight courier service (costs prepaid), (b) sent by electronic transmission with confirmation of transmission by the transmitting equipment (or, the first Business Day following such transmission if the date of transmission is not a Business Day) or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested; in each case to the following addresses, facsimile numbers or electronic addresses and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number or individual as a Party may designate by notice to the other Parties):
If to the Seller Parties:
[***]
[***]
Mexico D.F. [***]
Attn: [***]
Phone: [***]
Fax: [***]
Email[***]
with a copy (which will not constitute notice) to:
DLA Piper US LLP
1251 Avenue of the Americas
New York, New York 10020
Attention: Nicolai J. Sarad, Esq.
Phone: (212) 835-6000
Fax: (212) 835-6001
Email: nicolai.sarad@dlapiper.com
If to the Purchaser:
Cash America of Mexico, Inc.
1600 W. 7th Street
Fort Worth, Texas 76102
Attn: Christian Schroder
Phone: (817) 335-1100
Fax: (817) 570-1647
Email: cschroder@casham.com
[***Confidential Treatment Requested]

with a copy (which will not constitute notice) to:
Baker & McKenzie LLP
2001 Ross Avenue, Suite 2300
Dallas, Texas 75201
Attention: Roger W. Bivans
Phone: (214) 978-3000
Fax: (214) 978-3099
Email: Roger.W.Bivans@bakernet.com
     Section 10.2 Amendment. This Agreement may not be amended, supplemented or otherwise modified except in a written document signed by each Party to be bound by the amendment and that identifies itself as an amendment to this Agreement.
     Section 10.3 Waiver and Remedies. The Parties may (a) extend the time for performance of any of the obligations or other acts of any other Party to this Agreement, (b) waive any inaccuracies in the representations and warranties of any other Party to this Agreement contained in this Agreement or in any certificate, instrument or document delivered pursuant to this Agreement or (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such Parties contained in this Agreement. Any such extension or waiver by any Party to this Agreement will be valid only if set forth in a written document signed on behalf of the Party or Parties against whom the waiver or extension is to be effective. No extension or waiver will apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any covenant, agreement or condition, as the case may be, other than that which is specified in the written extension or waiver. No failure or delay by any Party in exercising any right or remedy under this Agreement or any of the documents delivered pursuant to this Agreement, and no course of dealing between the Parties, operates as a waiver of such right or remedy, and no single or partial exercise of any such right or remedy precludes any other or further exercise of such right or remedy or the exercise of any other right or remedy. Any enumeration of a Party’s rights and remedies in this Agreement is not intended to be exclusive, and a Party’s rights and remedies are intended to be cumulative to the extent permitted by Law and include any rights and remedies authorized in law or in equity.
     Section 10.4 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to in this Agreement that are to be delivered at each Closing) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, or any of them, written or oral, with respect to the subject matter of this Agreement, including, without limitation, that certain Letter of Intent, dated September 26, 2008, by and among CAI, [***] and [***]. Notwithstanding the foregoing, the Confidentiality Agreement will remain in effect in accordance with its terms as modified pursuant to Section 8.4.
     Section 10.5 Assignment and Successors. This Agreement binds and benefits the Parties and their respective heirs, successors and assigns, except that the Seller Parties may not assign any rights under this Agreement without the prior written consent of the Purchaser; provided, however, that a Seller Party may assign its rights to a Permitted Seller Assignee. No Party may delegate any performance of its obligations under this Agreement, except that the Purchaser may at any time assign its rights and obligations hereunder to any subsidiary of the Purchaser so long as the Purchaser remains jointly and severally responsible for the performance of the assigned obligation. Except to the extent expressly provided in this Agreement, no provision of this Agreement is intended or will be construed to confer upon any Person, other than the parties to this Agreement and their respective heirs, successors and permitted assigns, any right, remedy or claim under or by reason of this Agreement.
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     Section 10.6 Severability. If any provision of this Agreement is held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any way and the Parties agree to negotiate in good faith to replace such invalid, illegal or unenforceable provision with a valid, legal and enforceable provision that achieves, to the greatest lawful extent under this Agreement, the economic, business and other purposes of such invalid, illegal or unenforceable provision.
     Section 10.7 Exhibits and Schedules. The Exhibits and Schedules to this Agreement are incorporated herein by reference and made a part of this Agreement. The Seller Disclosure Schedule and the Purchaser Disclosure Schedule are arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs of Article 3 and Article 4, as applicable. The disclosure in any section or paragraph of the Seller Disclosure Schedule or the Purchaser Disclosure Schedule qualifies other sections and paragraphs in this Agreement only to the extent it is reasonably apparent that a given disclosure is applicable to such other sections and paragraphs. The listing or inclusion of a copy of a document or other item is not adequate to disclose an exception to any representation or warranty in this Agreement unless the representation or warranty relates solely to the existence of the document or item itself.
     Section 10.8 Interpretation. The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no provision of this Agreement will be interpreted for or against any Party because that Party or its attorney drafted the provision.
     Section 10.9 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to the laws of any other jurisdiction that might be applied because of, among other reasons, principles of conflicts of laws.
     Section 10.10 Specific Performance. The Seller Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The Seller Parties accordingly agree that, in addition to any other remedy to which the Purchaser or CAI is entitled at law or in equity, the Purchaser and CAI are entitled to seek injunctive relief to prevent breaches of this Agreement and otherwise to enforce specifically the provisions of this Agreement.
     Section 10.11 Dispute Resolution. Unless otherwise provided in the applicable Ancillary Agreement, any dispute arising out of or in connection with this Agreement or any Contemplated Transaction shall be resolved by binding arbitration according to the International Arbitration Rules of the International Centre for Dispute Resolution (“ICDR”) of the American Arbitration Association. The arbitration shall be decided by a panel of three (3) arbitrators: one (1) selected by the Seller Parties, one (1) selected by the Purchaser Parties, and one (1) selected by the arbitrators chosen by the respective Seller Parties and Purchaser Parties. In the event the two party-selected arbitrators cannot agree on the selection of the third arbitrator then the ICDR shall select the third arbitrator. The arbitrators shall be lawyers familiar with New York law, fluent in Spanish and English. The arbitration shall be conducted in English in New York, New York. Process in any such arbitration proceeding may be served on any Party anywhere in the world by notice in accordance with Section 10.1. Judgment may be entered on any award in any court of competent jurisdiction.
     Section 10.12 Counterparts. The Parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the Party that signed it, and all of which together
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constitute one agreement. This Agreement is effective upon delivery of one executed counterpart from each Party to the other Parties. The signatures of all Parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission (including PDF and TIF formats) that includes a copy of the sending Party’s signature is as effective as signing and delivering the counterpart in person.
     Section 10.13 Liability for Payment Obligations. CAI shall be jointly and severally liable for the Purchaser’s obligations relating to the payment of the Final Closing Consideration and any Supplemental Payment, each pursuant to the terms and conditions of this Agreement.
[Signature page follows]
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     The Parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

PURCHASER:

Cash America of Mexico, Inc.

By:	/s/ Thomas A. Bessant, Jr. Thomas A. Bessant, Jr.
Executive Vice President

COMPANY:

Creazione Estilo, S.A. de C.V., SOFOM, E.N.R.

By:	[***]

[***]
Legal Representative

SELLER PARTIES:

Capital International S.à.r.l.

By:	[***]

[***]
Legal Representative

St. Claire, S.A. de C.V.

By:	[***]

[***]
Legal Representative

[***]

/s/ [***]

[***]

Invecamex, S.A. de C.V.

By:	[***]

[***]
Legal Representative

[***]

[***]

CAI:

Cash America International, Inc.

By:	/S/ Thomas A. Bessant, Jr.

Thomas A Bessant, Jr.
Executive Vice President